          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2006
                                                     REGISTRATION NO. 333-127714
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                                       ON
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                              PACIFIC ETHANOL, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   41-2170618
                     (I.R.S. employer identification number)
                                 ---------------
                               5711 N. WEST AVENUE
                            FRESNO, CALIFORNIA 93711
                                 (559) 435-1771
                   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
             NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)
                                ----------------
                                 NEIL M. KOEHLER
                             CHIEF EXECUTIVE OFFICER
                              PACIFIC ETHANOL, INC.
                               5711 N. WEST AVENUE
                            FRESNO, CALIFORNIA 93711
                                 (559) 435-1771
                           (559) 435-1478 (FAX) (NAME,
               ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ----------------
                        COPIES OF ALL CORRESPONDENCE TO:
                             LARRY A. CERUTTI, ESQ.
                              JOHN T. BRADLEY, ESQ.
                               RUTAN & TUCKER, LLP
                         611 ANTON BOULEVARD, 14TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100
                              (714) 546-9035 (FAX)
                                ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                                ----------------
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED APRIL 20, 2006

PROSPECTUS

                                2,719,072 SHARES


                              PACIFIC ETHANOL, INC.

                                  COMMON STOCK

                              ---------------------

         This a public offering of 2,719,072 shares of our common stock, including an aggregate of 1,310,939 issued and outstanding shares of our common stock and an aggregate of 1,408,133 shares of our common stock underlying warrants. All shares are being offered by selling security holders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling security holders. Our common stock is quoted on the Nasdaq National Market under the symbol "PEIX." On April 17, 2006, the closing sale price of our common stock on the Nasdaq National Market was $33.88 per share.

         The mailing address and the telephone number of our principal executive offices are 5711 N. West Avenue, Fresno, California 93711, (559) 435-1771.

                              ---------------------

         Investing in our shares of common stock involves risks. See "Risk Factors" beginning on page 7 for factors you should consider before buying shares of our common stock.
                              ---------------------

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS          , 2006.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Prospectus Summary..........................................................2
Risk Factors................................................................7
Special Note Regarding Forward-Looking Statements..........................17
Use of Proceeds............................................................17
Dividend Policy............................................................17
Selling Security Holders...................................................18
Plan of Distribution.......................................................31
Legal Matters..............................................................34
Experts....................................................................34
Where You Can Find Additional Information..................................34

                               PROSPECTUS SUMMARY

         TO FULLY UNDERSTAND THIS OFFERING AND ITS CONSEQUENCES TO YOU, YOU SHOULD READ THE FOLLOWING SUMMARY ALONG WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. IN THIS PROSPECTUS, THE WORDS "WE," "US," "OUR" AND SIMILAR TERMS REFER TO PACIFIC ETHANOL, INC., A DELAWARE CORPORATION, TOGETHER WITH ITS SUBSIDIARIES UNLESS THE CONTEXT PROVIDES OTHERWISE.

                              PACIFIC ETHANOL, INC.

         Our primary goal is to become a leader in the production, marketing and sale of ethanol and other renewable fuels in the Western United States.

         Through our wholly-owned subsidiary, Kinergy Marketing, LLC, or Kinergy, we are currently engaged in the business of marketing ethanol in the Western United States. We provide transportation, storage and delivery of ethanol through third-party service providers. We sell ethanol primarily in California, Nevada, Arizona, Washington and Oregon and have extensive customer relationships throughout the Western United States and extensive supplier relationships throughout the Western and Midwestern United States. We do not currently produce any ethanol that we sell. Until we commence the production of ethanol, if at all, we expect our operations to consist primarily of the marketing and sale of ethanol produced by third-parties. Accordingly, we expect that until we complete the construction of our initial ethanol production facility in Madera County, California, our consolidated net sales will consist solely of net sales generated by Kinergy. We anticipate that our sales will grow in the long-term as demand for ethanol increases and as a result of our marketing agreements with third-party ethanol producers.

         We believe that we have a competitive advantage due to the market niche that we have developed by supplying ethanol to customers in several major metropolitan and rural markets in California and other Western states. We also believe that the experience of our management over the past two decades and the operations Kinergy has conducted over the past five years have enabled us to establish valuable relationships in the ethanol marketing industry and understand the business of marketing ethanol.

         Through Pacific Ethanol Madera, LLC, or PEI Madera, a second-tier subsidiary of our wholly-owned subsidiary, Pacific Ethanol California, Inc., or PEI California, we are constructing an ethanol production facility in Madera County to begin the production and sale of ethanol and its co-products. We also intend to construct or otherwise acquire one or more additional ethanol production facilities as financing resources and business prospects make the construction or acquisition of these facilities advisable.

         Our wholly-owned subsidiary, ReEnergy, LLC, or ReEnergy, does not presently have any significant business operations or plans. ReEnergy previously held an option to acquire real property in Visalia, California, on which we intended to build an ethanol production facility. Recently, we decided not to proceed with our initial plans to build a facility on the Visalia site and, as a result, we allowed the option to expire on December 15, 2005 without exercising our right to purchase the land and we are in the process of dissolving ReEnergy. We have secured an option to acquire an additional parcel of real property on which we may construct an additional ethanol production facility.

         In April 2006, we raised $84.0 million in an offering of our Series A Cumulative Redeemable Convertible Preferred Stock and secured up to approximately $34.0 million in debt financing. A portion of the preferred stock financing and the entire amount of the debt financing will be used to complete the construction of our ethanol production facility in Madera County.

         In March 2005, we completed a share exchange transaction, or the Share Exchange Transaction, with the shareholders of PEI California, and the holders of the membership interests of each of Kinergy and ReEnergy. Upon completion of the Share Exchange Transaction, we acquired all of the issued and outstanding shares of capital stock of PEI California and all of the outstanding membership interests of each of Kinergy and ReEnergy. Immediately prior to the consummation of the Share Exchange Transaction, our predecessor, Accessity Corp., a New York corporation, or Accessity, reincorporated in the State of Delaware under the name Pacific Ethanol, Inc.

         Prior to the Share Exchange Transaction, through its wholly-owned subsidiary Sentaur Corp., Accessity was in the business of providing medical billing recovery services for hospitals. Sentaur Corp's services were designed to help hospitals recoup discounts improperly taken by insurance companies and other institutional payors of medical treatments. In addition, through its wholly-owned subsidiary DriverShield CRM Corp., Accessity was in the business of providing internet-based vehicle repair management services, including collision and general repair programs, estimating and auditing services and vehicle rentals for insurance companies and affinity group members.

CORPORATE INFORMATION

         Our principal executive offices are located 5711 N. West Avenue, Fresno, California 93711. Our telephone number is (559) 435-1771. Our Internet address is http://www.pacificethanol.net. Information contained on, or that is accessible through, our websites should not be considered to be part of this prospectus.

                                  THE OFFERING

Common stock offered by the selling security holders        2,719,072 shares

Common stock outstanding prior to this offering             30,591,880 shares

Common stock to be outstanding after this offering          32,000,013 shares(1)

Use of proceeds                                             All proceeds of this offering
                                                            will be received by selling
                                                            security holders for their own
                                                            accounts. See "Use of Proceeds."

Nasdaq National Market symbol                               PEIX

----------
(1) Represents 30,591,880 shares of common stock currently outstanding plus 1,408,133 shares of common stock underlying warrants. Other than the 1,408,133 shares of common stock underlying warrants, all shares of common stock offered by the selling security holders are issued and outstanding.

         The number of shares of common stock being offered by the selling security holders includes 1,310,939 outstanding shares of common stock held by certain security holders and assumes the exercise of warrants whose underlying shares of common stock are covered by this prospectus in exchange for 1,408,133 shares of common stock, and the immediate resale of all of those 2,719,072 shares of common stock. The number of shares of common stock that will be outstanding upon the completion of this offering is based on the 30,591,880 shares outstanding as of April 17, 2006, and excludes the following:

         o 85,000 shares of common stock reserved for issuance under our Amended 1995 Incentive Stock Plan, of which options to purchase 85,000 shares were outstanding as of that date, at a weighted average exercise price of $5.95 per share;

         o 2,472,500 shares of common stock reserved for issuance under our 2004 Stock Option Plan, of which options to purchase 795,000 shares were outstanding as of that date, at a weighted average exercise price of $7.18 per share;

         o 115,001 shares of common stock underlying warrants outstanding as of that date, not including warrants covered by the registration statement of which this prospectus is a part, at an exercise price of $0.0001 per share; and

         o any additional shares of common stock we may issue from time to time after that date.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

         The following financial data should be read in conjunction with the consolidated financial statements and the related notes thereto and our "Management's Discussion and Analysis or Plan of Operation" discussions, all of which are incorporated by reference into this prospectus.

         The consolidated statements of operations data for the years ended December 31, 2005, 2004 and 2003 and the consolidated balance sheet data at December 31, 2005, 2004 and 2003 are derived from the consolidated audited financial statements incorporated by reference into this prospectus. The historical results that appear below are not necessarily indicative of results to be expected for any future periods.

                                                                                YEAR ENDED DECEMBER 31,
                                                                   ------------------------------------------------
                                                                       2005              2004              2003
                                                                   ------------      ------------      ------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales ....................................................     $ 87,599,012      $     19,764      $  1,016,594
Cost of goods sold ...........................................       84,444,183            12,523           946,012
                                                                   ------------      ------------      ------------
Gross profit .................................................        3,154,829             7,241            70,582
Selling, general and administrative expenses .................       10,994,630         2,277,510           647,731
Feasibility study expensed in connection with acquisition
   of ReEnergy ...............................................          852,250                --                --
Acquisition cost expense in excess of cash received ..........          480,948                --                --
Discontinued design of cogeneration facility .................          310,522                --                --
                                                                   ------------      ------------      ------------
Loss from operations .........................................       (9,483,521)       (2,270,269)         (577,149)
Total other expense ..........................................         (433,998)         (530,698)         (279,930)
                                                                   ------------      ------------      ------------
Loss from operations before income taxes .....................       (9,917,519)       (2,800,967)         (857,079)
Provision for income taxes ...................................            5,600             1,600             1,600
                                                                   ------------      ------------      ------------
Net loss .....................................................     $ (9,923,119)     $ (2,802,567)     $   (858,679)
                                                                   ============      ============      ============
Loss per share, basic and diluted ............................     $      (0.40)     $      (0.23)     $      (0.09)
                                                                   ============      ============      ============
Weighted-average shares outstanding, basic and diluted .......       25,065,872        12,396,895         9,578,866
                                                                   ============      ============      ============
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ....................................     $  4,521,111      $         42      $    249,084
Working capital (deficit) ....................................       (2,894,133)       (1,024,747)         (357,576)
Total assets .................................................       48,184,812         7,179,263         6,559,634
Stockholders' equity .........................................       28,515,431         1,355,732         1,367,828

         No cash dividends on our common stock were declared during any of the periods presented above.

         Various factors materially affect the comparability of the information presented in the above table. These factors relate primarily to a Share Exchange Transaction that was consummated on March 23, 2005 with the shareholders of PEI California, and the holders of the membership interests of each of Kinergy and ReEnergy, pursuant to which we acquired all of the issued and outstanding capital stock of PEI California and all of the outstanding membership interests of Kinergy and ReEnergy.

        SUMMARY UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

         The following tables present a summary of our unaudited condensed consolidated pro forma financial data for the years ended December 31, 2005 and 2004. You should read this financial data together with "Management's Discussion and Analysis or Plan of Operation," and our historical audited consolidated financial statements and the related notes thereto, all of which are incorporated by reference into this prospectus.

         On March 23, 2005, we completed a Share Exchange Transaction with the shareholders of PEI California and the holders of the membership interests of each of Kinergy and ReEnergy, pursuant to which we acquired all of the issued and outstanding capital stock of PEI California and all of the outstanding membership interests of Kinergy and ReEnergy. This transaction has been accounted for as a reverse acquisition whereby PEI California is the accounting acquiror. Accordingly, the unaudited condensed consolidated statements of operations data for the years ended December 31, 2005 and 2004 give effect to the acquisition by PEI California of Accessity, Kinergy and ReEnergy as if the acquisitions had been consummated on January 1, 2004. Pro forma condensed consolidated balance sheet data is not presented because the balance sheets of Accessity, Kinergy and ReEnergy and related purchase accounting adjustments are consolidated and included in the financial statements included in our annual report on Form 10-KSB for the year ended December 31, 2005 filed with the Securities and Exchange Commission on April 14, 2006. Pro forma adjustments for Accessity are not included because they would have no material impact on the pro forma financial information presented.

         The summary unaudited condensed consolidated pro forma financial data are presented for illustrative purposes only and do not represent what our results of operations actually would have been if the transactions referred to above had occurred as of the dates indicated or what our results of operations will be for future periods. The presented information does not include certain cost savings and operational synergies that we expect to achieve upon fully consolidating our acquisitions.

                                                                        YEAR ENDED                          YEAR ENDED
                                                                     DECEMBER 31, 2005                   DECEMBER 31, 2004
                                                             ---------------------------------     ---------------------------------
                                                                                 PRO FORMA                              PRO FORMA
                                                                PACIFIC        PACIFIC ETHANOL        PACIFIC        PACIFIC ETHANOL
                                                                ETHANOL       AND ACQUISITIONS        ETHANOL       AND ACQUISITIONS
                                                             -------------    ----------------     -------------    ----------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales ..............................................     $  87,599,012      $ 111,186,711      $      19,764      $  82,810,168
Cost of goods sold .....................................        84,444,183        107,644,784             12,523         79,593,420
                                                             -------------      -------------      -------------      --------------
Gross profit ...........................................         3,154,829          3,541,927              7,241          3,216,748
Selling, general and administrative expenses ...........        10,994,630         11,287,945          2,277,510          5,532,721
Feasibility study expensed in connection with
   acquisition of ReEnergy .............................           852,250            852,250                 --            852,250
Acquisition cost expense in excess of cash received ....           480,948            480,948                 --                 --
Discontinued design of cogeneration facility ...........           310,522            310,522                 --                 --
                                                             -------------      -------------      -------------      --------------
Loss from operations ...................................        (9,483,521)        (9,389,738)        (2,270,269)        (3,168,223)
Total other expense ....................................          (433,998)          (433,998)          (530,698)          (535,535)
                                                             -------------      -------------      -------------      --------------
Loss from operations before income taxes ...............        (9,917,519)        (9,823,736)        (2,800,967)        (3,703,758)
Provision for income taxes .............................             5,600              5,600              1,600              2,400
                                                             -------------      -------------      -------------      --------------
Net loss ...............................................     $  (9,923,119)     $  (9,829,336)     $  (2,802,567)     $  (3,706,158)
                                                             =============      =============      =============      ==============
Loss per share, basic and diluted ......................     $       (0.40)     $       (0.35)     $       (0.23)     $       (0.14)
                                                             =============      =============      =============      ==============
Weighted-average shares outstanding, basic and
   diluted .............................................        25,065,782         28,192,572         12,396,895         26,486,347
                                                             =============      =============      =============      ==============


                                                                 6

                                  RISK FACTORS

         THE FOLLOWING SUMMARIZES MATERIAL RISKS THAT YOU SHOULD CAREFULLY CONSIDER BEFORE YOU DECIDE TO BUY OUR COMMON STOCK IN THIS OFFERING. ANY OF THE FOLLOWING RISKS, IF THEY ACTUALLY OCCUR, WOULD LIKELY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                    RISKS RELATED TO OUR COMBINED OPERATIONS

     WE HAVE INCURRED SIGNIFICANT LOSSES IN THE PAST AND WE MAY INCUR SIGNIFICANT LOSSES IN THE FUTURE. IF WE CONTINUE TO INCUR LOSSES, WE WILL EXPERIENCE NEGATIVE CASH FLOW, WHICH MAY HAMPER OUR OPERATIONS, MAY PREVENT US FROM EXPANDING OUR BUSINESS AND MAY CAUSE OUR STOCK PRICE TO DECLINE.

         We have incurred losses in the past. As of December 31, 2005, we had an accumulated deficit of approximately $13.6 million. For the year ended December 31, 2005, we incurred a net loss of approximately $9.9 million. We expect to incur losses for the foreseeable future and at least until the completion of our first ethanol production facility in Madera County. We estimate that the earliest completion date of this facility and, as a result, our earliest date of ethanol production, will not occur until the fourth quarter of 2006. We expect to rely on cash from operations and financings to fund all of the cash requirements of our business. If our net losses continue, we will experience negative cash flow, which may hamper current operations and may prevent us from expanding our business. We may be unable to attain, sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve, sustain or increase profitability our stock price may decline.

     OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS ADVISED MANAGEMENT AND OUR AUDIT COMMITTEE THAT THEY HAVE IDENTIFIED A MATERIAL WEAKNESS IN OUR DISCLOSURE CONTROLS AND PROCEDURES. OUR BUSINESS AND STOCK PRICE MAY BE ADVERSELY AFFECTED IF WE DO NOT REMEDIATE THIS MATERIAL WEAKNESS OR IF WE HAVE OTHER MATERIAL WEAKNESSES IN OUR DISCLOSURE CONTROLS AND PROCEDURES.

         In connection with its audit of our consolidated financial statements for the year ended December 31, 2005, our independent registered public accounting firm advised management of the following matter that the accounting firm considered to be a material weakness: The current organization of our accounting department does not provide us with the appropriate resources and adequate technical skills to accurately account for and disclose our activities. Our resources to produce reliable financial reports and fulfill our other obligations as a public company are limited due to our small number of employees and the limited public company experience of our management. The existence of one or more material weaknesses in our disclosure controls and procedures could result in errors in our financial statements and substantial costs and resources may be required to rectify these material weaknesses. If we are unable to produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

     THE HIGH CONCENTRATION OF OUR SALES WITHIN THE ETHANOL PRODUCTION AND MARKETING INDUSTRY COULD RESULT IN A SIGNIFICANT REDUCTION IN SALES AND NEGATIVELY AFFECT OUR PROFITABILITY IF DEMAND FOR ETHANOL DECLINES.

         Our revenue is and will continue to be derived primarily from sales of ethanol. Currently, the predominant oxygenate used to blend with gasoline is ethanol. Ethanol competes with several other existing products and other alternative products could also be developed for use as fuel additives. We expect to be completely focused on the production and marketing of ethanol and its co-products for the foreseeable future. We may be unable to shift our business focus away from the production and marketing of ethanol to other renewable fuels or competing products. Accordingly, an industry shift away from ethanol or the emergence of new competing products may reduce the demand for ethanol. A downturn in the demand for ethanol would significantly and adversely affect our sales and profitability.

     THROUGH A SUBSIDIARY, WE HAVE ISSUED A SIGNIFICANT AMOUNT OF DEBT, RESULTING IN SUBSTANTIAL DEBT SERVICE REQUIREMENTS THAT COULD REDUCE THE VALUE OF YOUR INVESTMENT.

         Our subsidiary, PEI Madera, recently completed a debt financing of up to approximately $34.0 million to be used to complete construction of our first ethanol production facility in Madera County. As a result, our capital structure is highly leveraged. Our debt levels and debt service requirements could have important consequences which could reduce the value of your investment, including:

         o limiting our ability to borrow additional amounts for operating capital or other purposes and causing us to be able to borrow additional funds only on unfavorable terms;
         o reducing funds available for operations and distributions because a substantial portion of our cash flow will be used to pay interest and principal on our debt;
         o making us vulnerable to increases in prevailing interest rates;
         o placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;
         o subjecting significant assets to liens, which means that there may be no assets left for our stockholders in the event of a liquidation; and
         o limiting our ability to adjust to changing market conditions, which could increase our vulnerability to a downturn in our business or general economic conditions.

         If PEI Madera is unable to pay its debt service obligations, we could be forced to reduce or eliminate dividends to our stockholders, if they were to commence, and/or reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of this debt on substantially less favorable terms. In the event that we are unable to refinance all or a portion of this debt or raise funds through asset sales, sales of equity or otherwise, we may be forced to liquidate and you could lose your entire investment.

     GOVERNMENTAL REGULATIONS OR THE REPEAL OR MODIFICATION OF VARIOUS TAX INCENTIVES FAVORING THE USE OF ETHANOL COULD REDUCE THE DEMAND FOR ETHANOL AND CAUSE OUR SALES AND PROFITABILITY TO DECLINE.

         Our business is subject to extensive regulation by federal, state and local governmental agencies. We cannot predict in what manner or to what extent governmental regulations will harm our business or the ethanol production and marketing industry in general. For example the energy bill signed into law by President Bush in August 2005 includes a national renewable fuels standard that requires refiners to blend a percentage of renewable fuels into gasoline. This legislation replaced the then current oxygenate requirements in the State of California and may potentially decrease the demand for ethanol in the State of California. If the demand for ethanol in the State of California decreases, our sales and profitability would decline.

         The fuel ethanol business benefits significantly from tax incentive policies and environmental regulations that favor the use of ethanol in motor fuel blends in the United States. Currently, a gasoline marketer that sells gasoline without ethanol must pay a federal tax of $0.18 per gallon compared to $0.13 per gallon for gasoline that is blended with 10% ethanol. Smaller credits are available for gasoline blended with lesser percentages of ethanol. The repeal or substantial modification of the federal excise tax exemption for ethanol-blended gasoline or, to a lesser extent, other federal or state policies and regulations that encourage the use of ethanol could have a detrimental effect on the ethanol production and marketing industry and materially and adversely affect our sales and profitability.

     VIOLATIONS OF ENVIRONMENTAL REGULATIONS COULD SUBJECT US TO SEVERE PENALTIES AND MATERIALLY AND ADVERSELY AFFECT OUR SALES AND PROFITABILITY.

         The production and sale of ethanol is subject to regulation by agencies of the federal government, including, but not limited to, the EPA, as well as other agencies in each jurisdiction in which ethanol is produced, sold, stored or transported. Environmental laws and regulations that affect our operations, and that are expected to affect our planned operations, are extensive and have become progressively more stringent. Applicable laws and regulations are subject to change, which could be made retroactively. Violations of environmental laws and regulations or permit conditions can result in substantial penalties, injunctive orders compelling installation of additional controls, civil and criminal sanctions, permit revocations and/or facility shutdowns. If significant unforeseen liabilities arise for corrective action or other compliance, our sales and profitability could be materially and adversely affected.

     WE RELY HEAVILY ON OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, NEIL KOEHLER. THE LOSS OF HIS SERVICES COULD ADVERSELY AFFECT OUR ABILITY TO SOURCE ETHANOL FROM OUR KEY SUPPLIERS AND OUR ABILITY TO SELL ETHANOL TO OUR CUSTOMERS.

         Our success depends, to a significant extent, upon the continued services of Neil Koehler, who is our President and Chief Executive Officer. For example, Mr. Koehler has developed key personal relationships with our ethanol suppliers and customers. We greatly rely on these relationships in the conduct of our operations and the execution of our business strategies. The loss of Mr. Koehler could, therefore, result in the loss of our favorable relationships with one or more of our ethanol suppliers and customers. In addition, Mr. Koehler has considerable experience in the construction, start-up and operation of ethanol production facilities and in the ethanol marketing business. Although we have entered into an employment agreement with Mr. Koehler, that agreement is of limited duration and is subject to early termination by Mr. Koehler under certain circumstances. In addition, we do not maintain "key person" life insurance covering Mr. Koehler or any other executive officer. The loss of Mr. Koehler could also significantly delay or prevent the achievement of our business objectives.

     THE ETHANOL PRODUCTION AND MARKETING INDUSTRY IS EXTREMELY COMPETITIVE. MANY OF OUR SIGNIFICANT COMPETITORS HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND ONE OR MORE OF THESE COMPETITORS COULD USE THEIR GREATER RESOURCES TO GAIN MARKET SHARE AT OUR EXPENSE. IN ADDITION, CERTAIN OF OUR SUPPLIERS MAY CIRCUMVENT OUR MARKETING SERVICES, CAUSING OUR SALES AND PROFITABILITY TO DECLINE.

         The ethanol production and marketing industry is extremely competitive. Many of our significant competitors in the ethanol production and marketing industry, such as Archer-Daniels-Midland Company, or ADM, have substantially greater production, financial, research and development, personnel and marketing resources than we do. In addition, we are not currently producing any ethanol that we sell and therefore are unable to capture the higher gross profit margins generally associated with production activities. As a result, our competitors, who are presently producing ethanol, may have greater relative advantages resulting from greater capital resources due to higher gross profit margins. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than we could. Our lack of resources relative to many of our significant competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

         In addition, some of our suppliers are potential competitors and, especially if the price of ethanol remains at historically high levels, they may seek to capture additional profits by circumventing our marketing services in favor of selling directly to our customers. If one or more of our major suppliers, or numerous smaller suppliers, circumvent our marketing services, our sales and profitability will decline.

     OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD PREVENT US FROM ACHIEVING OUR GOALS.

         Our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. The growth of our business, and in particular, the completion of construction of our planned ethanol production facilities, will require significant investments of capital and management's close attention. In addition to our plans to construct additional ethanol production facilities after the completion of our first facility in Madera County, we have entered into significant marketing agreements with Front Range Energy, LLC and PBI, and we are seeking to enter into additional similar agreements with companies that currently, or expect to, produce ethanol, all of which may result in a substantial growth in our marketing business. Our ability to effectively manage our growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technicians and other personnel. We may be unable to do so. In addition, our failure to successfully manage our growth could result in our sales not increasing commensurately with our capital investments. If we are unable to successfully manage our growth, we may be unable to achieve our goals.

                    RISKS RELATING TO THE BUSINESS OF KINERGY

     KINERGY'S PURCHASE AND SALE COMMITMENTS AS WELL AS ITS INVENTORY OF ETHANOL HELD FOR SALE SUBJECT US TO THE RISK OF FLUCTUATIONS IN THE PRICE OF ETHANOL, WHICH MAY RESULT IN LOWER OR EVEN NEGATIVE GROSS PROFIT MARGINS AND WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR PROFITABILITY.

         Kinergy's purchases and sales of ethanol are not always matched with sales and purchases of ethanol at prevailing market prices. Kinergy commits from time to time to the sale of ethanol to its customers without corresponding and commensurate commitments for the supply of ethanol from its suppliers, which subjects us to the risk of an increase in the price of ethanol. Kinergy also commits from time to time to the purchase of ethanol from its suppliers without corresponding and commensurate commitments for the purchase of ethanol by its customers, which subjects us to the risk of a decline in the price of ethanol. In addition, Kinergy increases inventory levels in anticipation of rising ethanol prices and decreases inventory levels in anticipation of declining ethanol prices. As a result, Kinergy is subject to the risk of ethanol prices moving in unanticipated directions, which could result in declining or even negative gross profit margins. Accordingly, our business is subject to fluctuations in the price of ethanol and these fluctuations may result in lower or even negative gross margins and which could materially and adversely affect our profitability.

     KINERGY DEPENDS ON A SMALL NUMBER OF CUSTOMERS FOR THE VAST MAJORITY OF ITS SALES. A REDUCTION IN BUSINESS FROM ANY OF THESE CUSTOMERS COULD CAUSE A SIGNIFICANT DECLINE IN OUR OVERALL SALES AND PROFITABILITY.

         The vast majority of Kinergy's sales are generated from a small number of customers. During 2005, sales to Kinergy's three largest customers, each of whom accounted for 10% or more of total net sales, represented approximately 18%, 11% and 10%, respectively, representing an aggregate of approximately 39%, of Kinergy's total net sales. During 2004, sales to Kinergy's four largest customers, each of whom accounted for 10% or more of total net sales, represented approximately 13%, 12%, 12% and 12%, respectively, representing an aggregate of approximately 49%, of Kinergy's total net sales. We expect that Kinergy will continue to depend for the foreseeable future upon a small number of customers for a significant portion of its sales. Kinergy's agreements with these customers generally do not require them to purchase any specified amount of ethanol or dollar amount of sales or to make any purchases whatsoever. Therefore, in any future period, Kinergy's sales generated from these customers, individually or in the aggregate, may not equal or exceed historical levels. If sales to any of these customers cease or decline, Kinergy may be unable to replace these sales with sales to either existing or new customers in a timely manner, or at all. A cessation or reduction of sales to one or more of these customers could cause a significant decline in our overall sales and profitability.

     KINERGY'S LACK OF LONG-TERM ETHANOL ORDERS AND COMMITMENTS BY ITS CUSTOMERS COULD LEAD TO A RAPID DECLINE IN OUR SALES AND PROFITABILITY.

         Kinergy cannot rely on long-term ethanol orders or commitments by its customers for protection from the negative financial effects of a decline in the demand for ethanol or a decline in the demand for Kinergy's services. The limited certainty of ethanol orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because Kinergy depends on a small number of customers for a significant portion of its sales, the magnitude of the ramifications of these risks is greater than if Kinergy's sales were less concentrated within a small number of customers. As a result of Kinergy's lack of long-term ethanol orders and commitments, we may experience a rapid decline in our sales and profitability.

     KINERGY DEPENDS ON A SMALL NUMBER OF SUPPLIERS FOR THE VAST MAJORITY OF THE ETHANOL THAT IT SELLS. IF ANY OF THESE SUPPLIERS IS UNABLE OR DECIDES NOT TO CONTINUE TO SUPPLY KINERGY WITH ETHANOL IN ADEQUATE AMOUNTS, KINERGY MAY BE UNABLE TO SATISFY THE DEMANDS OF ITS CUSTOMERS AND OUR SALES, PROFITABILITY AND RELATIONSHIPS WITH OUR CUSTOMERS WILL BE ADVERSELY AFFECTED.

         Kinergy depends on a small number of suppliers for the vast majority of the ethanol that it sells. During 2005, Kinergy's three largest suppliers, each of whom accounted for 10% or more of total purchases, represented approximately 22%, 20%, and 17%, respectively, of purchases, representing an aggregate of approximately 59%, of the total ethanol Kinergy purchased for resale. During 2004, Kinergy's three largest suppliers, each of whom accounted for 10% or more of the total purchases, represented approximately 27%, 23% and 14%, respectively, of purchases, representing an aggregate of approximately 64% of the total ethanol Kinergy purchased for resale. We expect that Kinergy will continue to depend for the foreseeable future upon a small number of suppliers for a significant majority of the ethanol that it purchases. In addition, Kinergy sources the ethanol that it sells primarily from suppliers in the Midwestern United States. The delivery of the ethanol that Kinergy sells is therefore subject to delays resulting from inclement weather and other conditions. Also, there is currently a substantial demand for ethanol which has, for most of 2005, far exceeded ethanol production capacities and Kinergy's management has, from time to time, found it very difficult to satisfy all the demands for ethanol by Kinergy's customers. If any of these suppliers is unable or declines for any reason to continue to supply Kinergy with ethanol in adequate amounts, Kinergy may be unable to replace that supplier and source other supplies of ethanol in a timely manner, or at all, to satisfy the demands of its customers. If this occurs, our sales and profitability and Kinergy's relationships with its customers will be adversely affected.

                RISKS RELATING TO THE BUSINESS OF PEI CALIFORNIA

     THE COMPLETION OF CONSTRUCTION OF OUR PLANNED ETHANOL PRODUCTION FACILITIES, OTHER THAN OUR MADERA COUNTY FACILITY, WILL REQUIRE SIGNIFICANT ADDITIONAL FUNDING, WHICH WE EXPECT TO RAISE THROUGH DEBT FINANCING. WE MAY NOT BE SUCCESSFUL IN RAISING ADEQUATE CAPITAL WHICH MAY FORCE US TO ABANDON CONSTRUCTION OF ONE OR MORE, OR EVEN ALL, OF OUR PLANNED ETHANOL PRODUCTION FACILITIES, OTHER THAN OUR MADERA COUNTY FACILITY.

         In order to complete the construction of the various planned ethanol production facilities, other than our Madera County facility, we will require significant additional funding. Any prospective debt financing transaction will be subject to the negotiation of definitive documents and any closing under those documents will be subject to the satisfaction of numerous conditions, many of which are likely to be beyond our control. We may not be able to obtain any funding from one or more lenders, or if funding is obtained, that it will be on terms that we have anticipated or that are otherwise acceptable to us. If we are unable to secure adequate debt financing, or debt financing on acceptable terms is unavailable for any reason, we may be forced to abandon our construction of one or more, or even all, of our planned ethanol production facilities, other than our Madera County facility.

     PEI CALIFORNIA HAS NOT CONDUCTED ANY SIGNIFICANT BUSINESS OPERATIONS AND HAS BEEN UNPROFITABLE TO DATE. IF PEI CALIFORNIA FAILS TO COMMENCE SIGNIFICANT BUSINESS OPERATIONS, IT WILL BE UNSUCCESSFUL, WILL DECREASE OUR OVERALL PROFITABILITY AND WE WILL HAVE FAILED TO ACHIEVE ONE OF OUR SIGNIFICANT GOALS.

         PEI California has not conducted any significant business operations and has been unprofitable to date. Accordingly, there is no prior operating history by which to evaluate the likelihood of PEI California's success or its contribution to our overall profitability. PEI California may never complete construction of an ethanol production facility and commence significant operations or, if PEI California does complete the construction of an ethanol production facility, PEI California may not be successful or contribute positively to our profitability. If PEI California fails to commence significant business operations, it will be unsuccessful and will decrease our overall profitability and we will have failed to achieve one of our significant goals.

     THE MARKET PRICE OF ETHANOL IS VOLATILE AND SUBJECT TO SIGNIFICANT FLUCTUATIONS, WHICH MAY CAUSE OUR PROFITABILITY TO FLUCTUATE SIGNIFICANTLY.

         The market price of ethanol is dependent on many factors, including on the price of gasoline, which is in turn dependent on the price of petroleum. Petroleum prices are highly volatile and difficult to forecast due to frequent changes in global politics and the world economy. The distribution of petroleum throughout the world is affected by incidents in unstable political environments, such as Iraq, Iran, Kuwait, Saudi Arabia, the former U.S.S.R. and other countries and regions. The industrialized world depends critically on oil from these areas, and any disruption or other reduction in oil supply can cause significant fluctuations in the prices of oil and gasoline. We cannot predict the future price of oil or gasoline and may establish unprofitable prices for the sale of ethanol due to significant fluctuations in market prices. For example, the price of ethanol declined by approximately 25% from its 2004 average price per gallon in only five months from January 2005 through May 2005.

In recent years, the prices of gasoline, petroleum and ethanol have all reached historically unprecedented high levels. If the prices of gasoline and petroleum decline, we believe that the demand for and price of ethanol may be adversely affected. Fluctuations in the market price of ethanol may cause our profitability to fluctuate significantly.

         We believe that the production of ethanol is expanding rapidly. There are a number of new plants under construction and planned for construction, both inside and outside California. We expect existing ethanol plants to expand by increasing production capacity and actual production. Increases in the demand for ethanol may not be commensurate with increasing supplies of ethanol. Thus, increased production of ethanol may lead to lower ethanol prices. The increased production of ethanol could also have other adverse effects. For example, increased ethanol production could lead to increased supplies of co-products from the production of ethanol, such as wet distillers grain, or WDG. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and cause higher ethanol production costs and, in the event that PEI California is unable to pass increases in the price of corn to its customers, will result in lower profits. We cannot predict the future price of ethanol, WDG or corn. Any material decline in the price of ethanol or WDG, or any material increase in the price of corn, will adversely affect our sales and profitability.

     THE CONSTRUCTION AND OPERATION OF OUR PLANNED ETHANOL PRODUCTION FACILITIES MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL REGULATIONS AND PERMIT REQUIREMENTS.

         The production of ethanol involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, oxides of nitrogen and volatile organic compounds. PEI California will be subject to extensive air, water and other environmental regulations in connection with the construction and operation of our planned ethanol production facilities. PEI California also may be required to obtain various other water-related permits, such as a water discharge permit and a storm-water discharge permit, a water withdrawal permit and a public water supply permit. If for any reason PEI California is unable to obtain any of the required permits, construction costs for our planned ethanol production facilities are likely to increase; in addition, the facilities may not be fully constructed at all. It is also likely that operations at the facilities will be governed by the federal regulations of the Occupational Safety and Health Administration, or OSHA, and other regulations. Compliance with OSHA and other regulations may be time-consuming and expensive and may delay or even prevent sales of ethanol in California or in other states.

     VARIOUS RISKS ASSOCIATED WITH THE CONSTRUCTION OF OUR PLANNED ETHANOL PRODUCTION FACILITIES MAY ADVERSELY AFFECT OUR SALES AND PROFITABILITY.

         Delays in the construction of our planned ethanol production facilities or defects in materials and/or workmanship may occur. Any defects could delay the commencement of operations of the facilities, or, if such defects are discovered after operations have commenced, could halt or discontinue operation of a particular facility indefinitely. In addition, construction projects often involve delays in obtaining permits and encounter delays due to weather conditions, fire, the provision of materials or labor or other events. For example, PEI California experienced a fire at its Madera County site during the first quarter of 2004 which required repairs to areas and equipment damaged by the fire. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local levels that result in policy change towards ethanol or our project in particular, could cause construction and operation delays. Any of these events may adversely affect our sales and profitability.

         PEI California may encounter hazardous conditions at or near each of its planned facility sites, including the Madera County site that may delay or prevent construction of a particular facility. If PEI California encounters a hazardous condition at or near a site, work may be suspended and PEI California may be required to correct the condition prior to continuing construction. The presence of a hazardous condition would likely delay construction of a particular facility and may require significant expenditure of resources to correct the condition. For example, W.M. Lyles Co., the company we have selected to construct our Madera County ethanol production facility, may be entitled to an increase in its fees and afforded additional time for performance if it has been adversely affected by the hazardous condition. If PEI Madera encounters any hazardous condition during construction, our sales and profitability may be adversely affected.

         We have based our estimated capital resource needs on a design for our first ethanol production facility in Madera County that we estimate will cost $55.3 million to complete. The estimated cost of completion of the facility is based on estimates, but the final construction cost of the facility may be significantly higher. Any significant increase in the final construction cost of the facility will adversely affect our profitability, liquidity and available capital resources.

     PEI MADERA'S DEPENDENCE ON AND AGREEMENTS WITH W.M. LYLES CO. FOR THE CONSTRUCTION OF OUR ETHANOL PRODUCTION FACILITY IN MADERA COUNTY COULD ADVERSELY AFFECT OUR LIQUIDITY AND AVAILABLE CAPITAL RESOURCES, OUR SALES AND OUR PROFITABILITY.

         PEI Madera will be highly dependent upon W.M. Lyles Co. to design and build our ethanol production facility in Madera County. PEI Madera has entered into agreements with W.M. Lyles Co. for the construction of this facility. These agreements contain a number of provisions that are favorable to W.M. Lyles Co. and unfavorable to PEI Madera. These agreements also include a provision that requires PEI Madera to pay a termination fee of $5.0 million to W.M. Lyles Co. in addition to payment of all costs incurred by W.M. Lyles Co. for services rendered through the date of termination, if PEI Madera terminates it in favor of another contractor. Consequently, if PEI Madera terminates these agreements, the requirement that it pay the termination fee and costs could adversely affect our liquidity and available capital resources. In addition, if W.M. Lyles Co. has entered into or enters into a construction contract with one or more other parties, it may be under pressure to complete another project or projects and may prioritize the completion of another project or projects ahead of our Madera County facility. As a result, PEI Madera's ability to commence production of and sell ethanol would be delayed, which would adversely affect our overall sales and profitability.

     THE RAW MATERIALS AND ENERGY NECESSARY TO PRODUCE ETHANOL MAY BE UNAVAILABLE OR MAY INCREASE IN PRICE, ADVERSELY AFFECTING OUR SALES AND PROFITABILITY.

         The production of ethanol requires a significant amount of raw materials and energy, primarily corn, water, electricity and natural gas. In particular, we estimate that our Madera County ethanol production facility will require approximately 12.5 million bushels or more of corn each year and significant and uninterrupted supplies of water, electricity and natural gas. The prices of corn, electricity and natural gas have fluctuated significantly in the past and may fluctuate significantly in the future. In addition, droughts, severe winter weather in the Midwest, where we expect to source corn, and other problems may cause delays or interruptions of various durations in the delivery of corn to California, reduce corn supplies and increase corn prices. Local water, electricity and gas utilities may not be able to reliably supply the water, electricity and natural gas that our Madera County facility will need or may not be able to supply such resources on acceptable terms. In addition, if there is an interruption in the supply of water or energy for any reason, we may be required to halt ethanol production. We may not be able to successfully anticipate or mitigate fluctuations in the prices of raw materials and energy through the implementation of hedging and contracting techniques. PEI California's hedging and contracting activities may not lower its prices of raw materials and energy, and in a period of declining raw materials or energy prices, these hedging and contracting strategies may result in PEI California paying higher prices than its competitors. In addition, PEI California may be unable to pass increases in the prices of raw materials and energy to its customers. Higher raw materials and energy prices will generally cause lower profit margins and may even result in losses. Accordingly, our sales and profitability may be significantly and adversely affected by the prices and supplies of raw materials and energy.

                        RISKS RELATED TO OUR COMMON STOCK

     AS A RESULT OF OUR ISSUANCE OF SHARES OF SERIES A PREFERRED STOCK TO CASCADE, COMMON STOCKHOLDERS MAY EXPERIENCE NUMEROUS NEGATIVE EFFECTS AND MOST OF THE RIGHTS OF OUR COMMON STOCKHOLDERS WILL BE SUBORDINATE TO THE RIGHTS OF CASCADE.

         As a result of our issuance of shares of Series A Preferred Stock to Cascade, common stockholders may experience numerous negative effects, including substantial dilution. The 5,250,000 shares of Series A Preferred Stock issued to Cascade is immediately be convertible into 10,500,000 shares of our common stock, which amount, when issued, would, based upon the number of shares of our common stock outstanding as of April 17, 2006, represent approximately 25.5% of our shares outstanding and, in the event that we are profitable, would likewise result in a decrease in our earnings per share by approximately 25.5%, without taking into account cash or stock payable as dividends on the Series A Preferred Stock. In addition, income available to common stockholders will be reduced during the second quarter of 2006 to the extent that the market price of our common stock is in excess of the $8 per share purchase price, on an as-converted basis, at which we issued the Series A Preferred Stock. This reduction will be calculated based on the number of shares of common stock deemed issued, on an as-converted basis, multiplied by the difference in the market price of our common stock and the $8 per share purchase price.

         Other negative effects to our common stockholders will include potential additional dilution from dividends paid in Series A Preferred Stock and certain antidilution adjustments. In addition, rights in favor of holders of our Series A Preferred Stock include: seniority in liquidation and dividend preferences; substantial voting rights; numerous protective provisions; the right to appoint two persons to our board of directors and periodically nominate two persons for election by our stockholders to our board of directors; preemptive rights; and redemption rights. Also, the Series A Preferred Stock could have the effect of delaying, deferring and discouraging another party from acquiring control of Pacific Ethanol. In addition, based on our current number of shares of common stock outstanding, Cascade would, on an as-converted basis, initially have approximately 25.5% of all outstanding voting power as compared to approximately 30.0% of all outstanding voting power held in aggregate by our current executive officers and directors. Any of the above factors may materially and adversely affect our common stockholders and the values of their investments in our common stock.

     OUR COMMON STOCK HAS A SMALL PUBLIC FLOAT AND SHARES OF OUR COMMON STOCK ELIGIBLE FOR PUBLIC SALE COULD CAUSE THE MARKET PRICE OF OUR STOCK TO DROP, EVEN IF OUR BUSINESS IS DOING WELL, AND MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL THROUGH SALES OF EQUITY SECURITIES.

         As of April 17, 2006, we had outstanding approximately 30.5 million shares of our common stock. Approximately 18.0 million of these shares were restricted under the Securities Act of 1933, including approximately 9.3 million shares beneficially owned, in the aggregate, by our executive officers, directors and 10% stockholders. Accordingly, our common stock has a public float of approximately 12.5 million shares held by a relatively small number of public investors.

         We have registered for resale approximately 11.8 million shares of our common stock, including shares of our common stock underlying warrants. Of this amount, as of April 17, 2006, approximately 2.7 million shares of our common stock, including shares of our common stock underlying warrants, remained registered for resale and unsold. Holders of these remaining shares are permitted, subject to few limitations, to freely sell these shares of common stock. As a result of our small public float, sales of substantial amounts of common stock, including shares issued upon the exercise of stock options or warrants, or an anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our common stock. Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

     OUR STOCK PRICE IS HIGHLY VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES OF OUR COMMON STOCK AND IN LITIGATION AGAINST US.

         The market price of our common stock has fluctuated significantly in the past and may continue to fluctuate significantly in the future. The market price of our common stock may continue to fluctuate in response to one or more of the following factors, many of which are beyond our control:

         o the volume and timing of the receipt of orders for ethanol from major customers;
         o        competitive pricing pressures;
         o our ability to produce, sell and deliver ethanol on a cost-effective and timely basis;
         o        our inability to obtain construction, acquisition, capital equipment and/or working capital financing;
         o        the introduction and announcement of one or more new
                  alternatives to ethanol by our competitors;
         o        changing conditions in the ethanol and fuel markets;
         o        changes in market valuations of similar companies;
         o        stock market price and volume fluctuations generally;
         o        regulatory developments or increased enforcement;
         o        fluctuations in our quarterly or annual operating results;
         o        additions or departures of key personnel; and
         o        future sales of our common stock or other securities.

         Furthermore, we believe that the economic conditions in California and other states, as well as the United States as a whole, could have a negative impact on our results of operations. Demand for ethanol could also be adversely affected by a slow-down in overall demand for oxygenate and gasoline additive products. The levels of our ethanol production and purchases for resale will be based upon forecasted demand. Accordingly, any inaccuracy in forecasting anticipated revenues and expenses could adversely affect our business. Furthermore, we recognize revenues from ethanol sales at the time of delivery. The failure to receive anticipated orders or to complete delivery in any quarterly period could adversely affect our results of operations for that period. Quarterly results are not necessarily indicative of future performance for any particular period, and we may not experience revenue growth or profitability on a quarterly or an annual basis.

         The price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, including statements concerning future conditions in the ethanol marketing and production industries, and concerning our future business, financial condition, operating strategies, and operational and legal risks. We use words like "believe," "expect," "may," "will," "could," "seek," "estimate," "continue," "anticipate," "intend," "goal," "future," "plan" or variations of those terms and other similar expressions, including their use in the negative, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the ethanol marketing and production industries, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of our common stock in this offering. Rather, all proceeds will be received by selling security holders.

         Upon exercise of all warrants for cash, the underlying shares of common stock of which are offered for sale hereunder, we expect to receive an aggregate of approximately $4.4 million. We expect to use any cash proceeds from the exercise of warrants for general working capital purposes.

                                 DIVIDEND POLICY

         We have not declared or paid any cash dividends on our capital stock in the past, and we do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future.

         We will pay dividends on our common stock only if and when declared by our board of directors. Our board of directors' ability to declare a dividend is subject to restrictions imposed by Delaware law. In determining whether to declare dividends, the board of directors will consider these restrictions as well as our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

                            SELLING SECURITY HOLDERS

SELLING SECURITY HOLDER TABLE

         This prospectus covers the offer and sale by the selling security holders of up to an aggregate of 2,719,072 shares of common stock, including an aggregate of 1,310,939 issued and outstanding shares of our common stock and an aggregate of 1,408,133 shares of our common stock underlying warrants. The following table sets forth, to our knowledge, certain information about the selling security holders as of April 17, 2006, the date of the table, based on information furnished to us by the selling security holders. Except as indicated in the private placement descriptions or footnotes following the table (i) each selling security holder has indicated to us that it is acting individually, not as a member of a group, and (ii) none of the selling security holders or their affiliates, or the placement agents who subsequently transferred warrants to certain selling security holders, as described in the footnotes following the table, has held any position or office or had any other material relationship with us in the past three years.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 30,591,880 shares of common stock outstanding as of the date of the table. Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described below.

         The following entities or persons are NASD-registered broker-dealers, or affiliates of NASD-registered broker-dealers, who initially acquired their shares of common stock offered for resale hereunder, or warrants, the underlying shares of common stock of which are offered for resale hereunder, from PEI California, or from placement agents who received them from PEI California, as compensation for transaction-based investment banking services relating to one or more private placement transactions of PEI California that occurred prior the consummation of the Share Exchange Transaction:

         o Laird Q. Cagan, Registered Representative of Chadbourn Securities, Inc., an NASD-registered broker-dealer;
         o Chadbourn Securities, Inc. is an NASD-registered broker-dealer; and
         o William P. Behrens and Stephan H. Kim are each officers of Northeast Securities, Inc., an NASD-registered broker-dealer.

         The following entities or persons are affiliates of NASD-registered broker-dealers who initially acquired their shares of common stock offered for resale hereunder, or warrants, the underlying shares of common stock of which are offered for resale hereunder, in certain private placement transactions of PEI California that occurred prior the consummation of the Share Exchange Transaction, each of whom may be deemed underwriters with respect to their respective shares of common stock offered for resale hereunder:

         o Lorraine DiPaolo is President of Benchmark Capital Advisors, a subsidiary of Northeast Securities, Inc., an NASD-registered broker-dealer;
         o        W. Denman Zirkle is registered as an agent with First Dominion
                  Capital Corp., an NASD-registered broker dealer; and
         o        James George is a Senior Vice President, Institutional Bond
                  Sales of Countrywide Securities, an NASD-registered broker dealer.

         Each of the selling security holders, including the selling security holders identified above, has represented to us that it is not acting as an underwriter in this offering, any warrants it received whose underlying shares are offered under this prospectus, and other shares of common stock offered under this prospectus, were received only in the ordinary course of business, and at the time of such receipt and through the effective date of the information contained in the selling security holder table, it had no agreements or understandings, directly or indirectly, with any person to distribute the warrants, the underlying shares or other shares of common stock offered under this prospectus. Notwithstanding the foregoing, as noted above, certain selling security holders may be deemed underwriters with respect to their respective shares of common stock offered for resale hereunder.

                                                                                                         SHARES OF
                                                      SHARES OF COMMON STOCK                            COMMON STOCK
                                                        BENEFICIALLY OWNED           SHARES OF        BENEFICIALLY OWNED
                                                         PRIOR TO OFFERING         COMMON STOCK         AFTER OFFERING
             NAME OF                                ---------------------------        BEING       -------------------------
        BENEFICIAL OWNER                               NUMBER       PERCENTAGE        OFFERED         NUMBER     PERCENTAGE
----------------------------------------------      -------------   -----------    -------------   ------------  -----------
Rubicon Master Fund...........................        402,000 (1)      1.30%          402,000 (a)(1)      -           -
TOIBB Investment LLC..........................        661,200 (2)      2.16%          257,000 (a)(2)  404,200      1.26%
Benchmark Partners, LP........................         90,000 (3)        *             90,000 (a)(3)     -           -
Straus Partners, LP...........................        174,250 (4)        *            174,250 (a)(4)     -           -
Dolphin Offshore Partners, L.P................         51,000 (5)        *             51,000 (a)(5)     -           -
Western Milling, LLC..........................         71,000 (6)        *             71,000 (a)(6)     -           -
GCE Property Holdings Inc.....................         16,000 (7)        *             16,000 (a)(7)     -           -
Straus-GEPT Partners, LP......................        164,750 (8)        *            164,750 (a)(8)     -           -
Maurice Marciano, Trustee of the Maurice
   Marciano Trust dated 2/24/1986.............         60,000 (9)        *             60,000 (a)(9)     -           -
Lorraine Dipaolo..............................        100,000 (10)       *             10,000 (a)(10)    -           -
Craton Capital, LP............................         15,000 (11)       *             15,000 (a)(11)    -           -
The Churchill Fund, QP........................         38,290 (12)       *             38,290 (a)(12)    -           -
Barry H. Garfinkel............................         10,000            *             10,000 (a)        -           -
The Churchill Fund, LP........................         30,449 (13)       *             30,449 (a)(13)    -           -
Jean F. Hieber................................         35,000 (14)       *             35,000 (a)(14)    -           -
Civic Capital Fund I, LLC.....................         30,600 (15)       *             30,600 (a)(15)    -           -
Jeremy Harding................................          5,000            *              5,000 (a)        -           -
Scott M. Hergott and Cheryl L. Hergott, Trustees
   of the Scott M. and Cheryl L. Hergott Living
   Trust 2003 dated 12/18/03..................         16,700 (16)       *              9,000 (a)(16)   7,700         *
Erik Kuntz....................................         16,000            *             16,000 (a)        -           -
Harry Haushalter and Theresa Haushalter JTROW.         16,000            *             16,000 (a)        -           -
Ronald B. Sunderland..........................          5,000            *              5,000 (a)        -           -
Bette-Lee Jablow and Jay T. Jablow, Trustees of
   the Jablow Family Trust Under Agreement Dated
   11/25/1991.................................          7,000 (17)       *              7,000 (a)(17)    -           -


                                                             19



                                                                                                         SHARES OF
                                                      SHARES OF COMMON STOCK                            COMMON STOCK
                                                        BENEFICIALLY OWNED           SHARES OF        BENEFICIALLY OWNED
                                                         PRIOR TO OFFERING         COMMON STOCK         AFTER OFFERING
             NAME OF                                ---------------------------        BEING       -------------------------
        BENEFICIAL OWNER                               NUMBER       PERCENTAGE        OFFERED         NUMBER     PERCENTAGE
----------------------------------------------      -------------   -----------    -------------   ------------  -----------

Brent Saunders and Amy Saunders JTROW.........          5,000            *              5,000 (a)        -           -
Christina J. Hieber...........................          7,000 (18)       *              7,000 (a)(18)    -           -
Daniel J. Hurley, III.........................          8,000            *              8,000 (a)        -           -
Douglas M. Kerr and Joan Walter JTROW.........          2,000            *              2,000 (a)        -           -
Edmund Karam and Barbara Karam JTROW..........          2,000            *              2,000 (a)        -           -
Gem Holdings, LLC.............................          3,000 (19)       *              3,000 (a)(19)    -           -
Georgeanne S. Eaton...........................          7,000 (20)       *              7,000 (a)(20)    -           -
Gregg Mullery.................................         13,000 (21)       *             13,000 (a)(21)    -           -
Harvey B. Jacobson, Jr........................          3,000 (22)       *              3,000 (a)(22)    -           -
Jennifer M. Hieber............................          7,000 (23)       *              7,000 (a)(23)    -           -
Marie Carlino.................................          1,000            *              1,000 (a)        -           -
Mary A. Susnjara IRA..........................          1,000 (24)       *              1,000 (a)(24)    -           -
Dana Miller...................................          5,000            *              5,000 (a)        -           -
Paul B. Waine and Dale W. Waine, Trustees of the
   Josephine P. Waine 1992 Trust dated 12/14/1992       7,000 (25)       *              7,000 (a)(25)    -           -
Robert P. Maerz...............................          3,000 (26)       *              3,000 (a)(26)    -           -
Roger L. Goettsche............................          7,000            *              7,000 (a)        -           -
William Alexander.............................         10,000            *             10,000 (a)        -           -
William D. Hyler..............................         13,000            *             13,000 (a)        -           -
Anne O'Malley.................................          1,000            *              1,000 (a)        -           -
Venkata Kollipara.............................         31,500 (27)       *              1,500 (a)(27) 10,000         *
James and Bernice Campbell....................          8,500            *              8,500 (a)        -           -
Malcolm B. O'Malley...........................          2,000            *              2,000 (a)        -           -
W. Denman Zirkle..............................         50,000            *             50,000 (b)        -           -
David DeSilva.................................         35,000            *             35,000 (b)        -           -
Teixeira Investments, L.P.....................         34,000 (28)       *             34,000 (b)(28)    -           -
Clark M. Abramson and Patti L. Abramson.......         17,000 (29)       *             17,000 (b)(29)    -           -
Micaela Zirkle Shaughnessy....................         20,000            *             20,000 (b)        -           -
Luise Bettina Zirkle-Garcia...................         11,667            *             11,667 (b)        -           -
Illiquid Assets Trust, U/T/A dated November 22,
   1999, FBO Peter H. Koehler, Jr.............          2,167 (30)       *              2,167 (b)(30)    -           -
Roger H. Manternach...........................         15,167            *             15,167 (b)        -           -
Michael Kemp..................................          5,000            *              5,000 (b)        -           -
Michael A. Frangopoulos.......................         10,000 (31)       *             10,000 (b)(31)    -           -
Venkata Kollipara, Custodian for Priya Kollipara       31,500 (32)       *             10,000 (b)(32) 10,000         *
Venkata Kollipara, Custodian for Puneet Kollipara      31,500 (33)       *             10,000 (b)(33) 10,000         *
Robert E. Dettle, as Trustee of the Robert E.
   and Rosalie T. Dettle Living Trust, dtd
   Feb. 29, 1980..............................         10,000            *             10,000 (b)        -           -
Daniel J. Yates...............................         10,000            *             10,000 (b)        -           -
Alex Jachno and Agafia Jachno.................          1,650            *              1,650 (b)        -           -
Armen Arzoomanian.............................          5,000            *              5,000 (b)        -           -
Dermot Fallon.................................          8,000            *              8,000 (b)        -           -
Jay D. Scott..................................          8,000            *              8,000 (b)        -           -


                                                             20



                                                                                                         SHARES OF
                                                      SHARES OF COMMON STOCK                            COMMON STOCK
                                                        BENEFICIALLY OWNED           SHARES OF        BENEFICIALLY OWNED
                                                         PRIOR TO OFFERING         COMMON STOCK         AFTER OFFERING
             NAME OF                                ---------------------------        BEING       -------------------------
        BENEFICIAL OWNER                               NUMBER       PERCENTAGE        OFFERED         NUMBER     PERCENTAGE
----------------------------------------------      -------------   -----------    -------------   ------------  -----------

John G. Fallon and Anne M. Fallon.............          8,000            *              8,000 (b)        -           -
Henry H. Mauz, Jr.............................          8,000            *              8,000 (b)        -           -
Katharine B. Moore............................          3,500            *              3,500 (b)        -           -
Louis S. Lyras................................          5,000            *              5,000 (b)        -           -
Edward W. Muransky, as Trustee of the Edward W.
   Muransky Revocable Trust, dtd July 24, 1995          5,250            *              5,250 (b)        -           -
R.V. Edwards, Jr..............................         13,000            *             13,000 (b)        -           -
Janet Dumper..................................          5,000            *              5,000 (b)        -           -
Robert A. Dumper..............................          5,000            *              5,000 (b)        -           -
James Burkdoll................................          4,000            *              4,000 (b)        -           -
Richard DeSousa...............................          4,000            *              4,000 (b)        -           -
David Jessen..................................          4,000            *              4,000 (b)        -           -
Boyd and Barbara LaCosse......................          3,400            *              3,400 (b)        -           -
Thomas McFaul.................................          2,500            *              2,500 (b)        -           -
Anne P. Zirkle................................          3,333            *              3,333 (b)        -           -
Samuel Kozasky................................          2,000            *              2,000 (b)        -           -
Andrew Hoffman................................         14,400            *             14,400 (c)        -           -
James George..................................         12,500            *             12,500 (c)        -           -
R. Oliver Bock and Deirdre A. Stegman, as
   Trustees of the Bock Stegman Trust dated
   January 11, 2000...........................         30,000 (34)       *             30,000 (d)(34)    -           -
Michael T. Bock, Trustee of the Michael T. Bock
   Revocable Trust dated November 10, 2003....         20,333 (35)       *             20,333 (d)(35)    -           -
Jon Spar and Karen A. Kulikowski..............         12,500            *             12,500 (d)        -           -
Peter A. Bock.................................         10,000            *             10,000 (d)        -           -
Doug Dickson..................................         45,000            *             45,000 (e)        -           -
Paul P. Koehler...............................         72,223 (36)       *             25,000 (e)(36) 47,223         *
Jeffrey H. Manternach.........................         25,000            *             25,000 (f)        -           -
Laird Q. Cagan................................        198,740 (37)       *            198,740 (g)(37)    -           -
Frank Siefert.................................          1,000 (38)       *              1,000 (h)(38)    -           -
Prima Capital Group, Inc......................          2,000 (39)       *              2,000 (i)(39)    -           -
Chadbourn Securities, Inc.....................         12,918 (40)       *             12,918 (j)(40)    -           -
Patricia Prass................................          2,000 (41)       *              2,000 (k)(41)    -           -
William P. Behrens............................          5,000 (42)       *              5,000 (l)(42)    -           -
Stephan H. Kim................................         10,000 (43)       *             10,000 (l)(43)    -           -
Barry Siegel..................................        464,322 (44)     1.52%          230,000 (m)(44) 234,322        *
Rotom Enterprises, Inc........................          5,000 (45)       *              5,000 (n)(45)    -           -
Jack Skidell..................................          3,000            *              3,000 (o)        -           -
TOIBB Family Foundation.......................         74,000 (46)       *             74,000 (p)(46)    -           -
Philanthropic Ventures Foundation.............          3,333 (47)                      3,333 (q)(47)    -           -
St. Andrews School............................          7,415 (48)       *              7,415 (r)(48)    -           -
Northwestern University.......................            900 (49)       *                900 (s)(49)    -           -
The Goodman Theatre...........................             60 (50)       *                 60 (s)(50)    -           -

-------------
*      Less than 1.00%

(a) The shares of common stock and the warrants exchanged by the selling security holder in connection with the Share Exchange Transaction for the shares of common stock offered hereunder, including shares of common stock that underlie warrants, were initially acquired from PEI California in a private placement transaction in March 2005 under which PEI California raised an aggregate of $21.0 million at $3.00 per share and issued 7.0 million shares of common stock and warrants to purchase an aggregate of 700,000 and 1.4 million shares of common stock at an exercise price of $5.00 and $3.00 per share, respectively. PEI California also issued placement agent warrants to acquire up to an aggregate of 678,000 shares of common stock at an exercise price of $3.00 per share. In aggregate, 1,938,914 shares of common stock resulting from this private placement transaction are being offered hereunder for resale.
(b) The shares of common stock and the warrants exchanged by the selling security holder in connection with the Share Exchange Transaction for the shares of common stock offered hereunder were initially acquired from PEI California in a private placement transaction in February 2004 under which PEI California raised an aggregate of approximately $1.1 million at $1.50 per share and issued 752,201 shares of common stock. PEI California also issued placement agent warrants to acquire up to an aggregate of 43,487 shares of common stock at an exercise price of $1.50 per share. In aggregate, 341,967 shares of common stock resulting from this private placement transaction are being offered hereunder for resale.
(c) The shares of common stock and the warrants exchanged by the selling security holder in connection with the Share Exchange Transaction for the shares of common stock offered hereunder were initially acquired from PEI California in a private placement transaction in May 2004 under which PEI California raised an aggregate of $1.0 million at $2.00 per share and issued 500,000 shares of common stock. PEI California also issued placement agent warrants to acquire up to an aggregate of 50,000 shares of common stock at an exercise price of $2.00 per share. In aggregate, 30,650 shares of common stock resulting from this private placement transaction are being offered hereunder for resale.
(d) The shares of common stock and the warrants exchanged by the selling security holder in connection with the Share Exchange Transaction for the shares of common stock offered hereunder were initially acquired from PEI California in a private placement transaction in December 2004 under which PEI California raised an aggregate of approximately $300,000 at $3.00 per share and issued 103,666 shares of common stock and warrants to purchase an aggregate of 31,100 shares of common stock at an exercise price of $3.00 per share. In aggregate, 74,541 shares of common stock resulting from this private placement transaction are being offered hereunder for resale.
(e) The shares of common stock offered by the selling security holder hereunder were acquired from us in June 2005 as a signing bonus in connection with the selling security holder's acceptance of employment.
(f) The securities exchanged by the selling security holder in connection with the Share Exchange Transaction were initially acquired from PEI California as incentive compensation in connection with the selling security holder's employment.
(g) Of the shares of common stock offered by the selling security holder hereunder, 198,740 shares underlie warrants transferred to the holder by Chadbourn Securities, Inc. that were initially acquired from PEI California in connection with the private placement offering described in footnote (a) above. Chadbourn Securities, Inc. acted as a placement agent and initially received these warrants as compensation for services performed in connection with the private placement offerings described in footnote (a) above. In connection with its March 2005 offering, PEI California entered into an agreement with Chadbourn Securities, Inc. for placement agent services. Under this agreement, PEI California agreed to pay to Chadbourn Securities, Inc. 2% of gross proceeds plus a 1% non-accountable expense allowance as well as warrants exercisable at the offering price in an amount equal to 3% of the aggregate number of shares of common stock sold in the private offering. Under this agreement, PEI California paid to Chadbourn Securities, Inc. approximately $625,000 and issued warrants to Chadbourn Securities, Inc. to purchase 212,700 shares of common stock at $3.00 per share. In April 2004, PEI California entered into an agreement with Cagan-McAfee Capital Partners, LLC for advisory services. Under this agreement, PEI California agreed to pay to Cagan-McAfee Capital Partners, LLC 3% of any equity amount raised through the efforts of Cagan-McAfee Capital Partners, LLC. In connection with its March 2005 private placement, PEI California paid to Cagan-McAfee Capital Partners, LLC $235,000 and in connection with the Share Exchange Transaction, we paid approximately $85,000 to Cagan-McAfee Capital Partners, LLC. Differences between us, on the one hand, and Cagan-McAfee Capital Partners, LLC and Chadbourn Securities, Inc., on the other, arose as to what fees, if any, we would owe to Cagan-McAfee Capital Partners, LLC and/or Chadbourn Securities, Inc., under the advisory agreement in the event that our sale of Series A Cumulative Redeemable Convertible Preferred Stock to Cascade Investment, L.L.C., as described in one or more reports incorporated by reference into this prospectus., is completed. Under a Settlement Agreement and Release with Cagan-McAfee Capital Partners, LLC and Chadbourn Securities, Inc. dated November 1, 2005, we terminated the advisory agreement with Cagan-McAfee Capital Partners, LLC and made a payment of $150,000 in accelerated monthly consulting fees under the advisory agreement. In addition, in connection with the termination of the advisory agreement, we agreed that, in the event that our transaction with Cascade Investment, L.L.C. was completed, we would pay to Cagan-McAfee Capital Partners, LLC $960,000 within five business days of the closing. We paid this amount on April 13, 2006. Also, certain founders of PEI California agreed to sell an aggregate of 500,000 shares of common stock owned by them to Cagan-McAfee Capital Partners, LLC for a purchase price of $0.01 per share for securing financing to close the Share Exchange Transaction. Immediately prior to the consummation of the Share Exchange Transaction, these founders sold these shares to Cagan-McAfee Capital Partners, LLC at the agreed upon price. Prior to the aforementioned transactions, PEI California paid fees of $100,000 to Cagan-McAfee Capital Partners, LLC in connection with other private placement offerings and issued warrants to Cagan-McAfee Capital Partners, LLC to purchase 50,000 shares of common stock at $2.00 per share.
(h) Mr. Siefert acted as a placement agent and initially received these warrants from PEI California as compensation for services performed in connection with the private placement offering described in footnote
         (b) above.
(i) Prima Capital Group, Inc. acted as a placement agent and initially received warrants to acquire 2,000 shares and 28,320 shares of common stock from PEI California as compensation for services performed in connection with the private placement offerings described in footnotes
         (a) and (b) above, respectively. Of these amounts, an aggregate of 2,000 shares of common stock resulting from these transactions are being offered hereunder for resale.
(j) Of the shares of common stock offered by the selling security holder hereunder, 708 shares underlie warrants transferred to the holder by Cagan-McAfee Capital Partners, LLC that were initially acquired from PEI California in connection with the private placement offering described in footnote (b) above and 1,750 shares underlie warrants transferred to the holder by Cagan-McAfee Capital Partners, LLC that were initially acquired from PEI California in connection with the private placement offering described in footnote (c) above. In addition, Chadbourn Securities, Inc. acted as a placement agent and initially received warrants to acquire 225,200 shares of common stock from PEI California as compensation for services performed in connection with the private placement offering described in footnote
         (a) above, of which Chadbourn Securities, Inc. transferred warrants to purchase an aggregate of 214,740 shares of common stock and retained warrants to purchase an aggregate of 10,460 shares of common stock. See also footnote (g) above.
(k) The shares of common stock offered by the selling security holder hereunder underlie warrants transferred to the holder by Cagan-McAfee Capital Partners, LLC that were initially acquired from PEI California in connection with the private placement offering described in footnote
         (c) above. Cagan-McAfee Capital Partners, LLC acted as a placement agent and initially received these warrants as compensation for services performed in connection with the private placement offering described in footnote (c) above. See also footnote (g) above.
(l) The shares of common stock offered by the selling security holder hereunder underlie warrants transferred to the holder by Northeast Securities, Inc. that were initially acquired from PEI California in connection with the private placement offering described in footnote
         (a) above. Northeast Securities, Inc. acted as a placement agent and initially received these warrants as compensation for services performed in connection with the private placement offering described in footnote (a) above. In connection with its March 2005 private offering, PEI California entered into an agreement with Northeast Securities, Inc. for placement agent services. Under this agreement, PEI California agreed to pay to Northeast Securities, Inc. 6% of gross proceeds plus a 1% non-accountable expense allowance as well as warrants exercisable at the offering price in an amount equal to 7% of the aggregate number of shares of common stock sold in the private offering. Under this agreement, PEI California paid to Northeast Securities, Inc. approximately $1.2 million and issued warrants to Northeast Securities, Inc. to purchase 450,800 shares of common stock at $3.00 per share.
(m) The shares of common stock exchanged by the selling security holder in connection with the Share Exchange Transaction for the shares of common stock offered hereunder, were initially acquired from William and Maurine Jones, Ryan and Wendy Turner and Andrea Jones under a stock purchase agreement that provided for the sale of an aggregate of 250,000 shares of common stock of PEI California to Mr. Siegel for an aggregate purchase price of $25.00. William L. Jones is our Chairman of the Board and Ryan W. Turner is our former Chief Operating Officer and our former Secretary. In aggregate, 230,000 shares of common stock resulting from this transaction are being offered hereunder for resale.

(n) The shares of common stock offered by the selling security holder hereunder underlie warrants transferred to the holder by Colin Winthrop & Co. Inc. that were initially acquired from Accessity, our predecessor company, in June 2001 and February 2002 as compensation for investment banking services.
(o) The shares of common stock offered by the selling security holder were acquired upon the exercise of warrants that were acquired by Colin Winthrop & Co., Inc. from Accessity, our predecessor company, in June 2001 as compensation for investment banking services. The shares were distributed by Colin Winthrop & Co., Inc. to Jack Skidell, its sole shareholder, in connection with the dissolution of that entity.
(p) The shares of common stock offered by the selling security holder hereunder underlie warrants transferred by gift to the holder by TOIBB Investment LLC, which warrants were initially acquired from PEI California in connection with the private placement offering described in footnote (a) above.
(q) The shares of common stock offered by the selling security holder hereunder were transferred by gift to the holder by R. Oliver Bock and Deirdre A. Stegman, as Trustees of the Bock Stegman Trust dated January 11, 2000, which shares were initially acquired from PEI California in connection with the private placement offering described in footnote (d) above.
(r) The shares of common stock offered by the selling security holder hereunder were transferred by gift to the holder by Orrie L. Tawes, III, which shares were initially acquired upon exercise of a warrant acquired from PEI California in connection with the private placement offering described in footnote (a) above.
(s) The shares of common stock offered by the selling security holder hereunder were transferred by gift to the holder by Michael Brown, Trustee of the Michael C. Brown Trust dated 6/30/2000, which shares were initially acquired upon exercise of a warrant acquired from PEI California in connection with the private placement offering described in footnote (a) above.
(1) Represents shares underlying warrants. Power to vote or dispose of the shares is shared by Rubicon Fund Management Ltd. and Rubicon Fund Management LLP. Each of Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, Robert Michael Greenshields and Horace Joseph Leitch III may be deemed to be beneficial owners of the securities held by Rubicon Master Fund, each of whom disclaim beneficial ownership of the securities held by Rubicon Master Fund. The address for each of the foregoing entities and individuals is c/o Rubicon Master Fund, 103 Mount Street, London W1K2TJ, United Kingdom.
(2) Includes 60,000 shares underlying warrants. Power to vote or dispose of the shares is held by Harris Toibb as sole manager and member of TOIBB Management LLC, as Manager of TOIBB Investment LLC. In addition, 74,000 shares underlying warrants are held by the TOIBB Family Foundation, the power to vote or dispose of which is held by Harris Toibb, which shares are also being offered under this prospectus.
(3) Includes 81,000 shares underlying warrants and 9,000 shares of common stock. Power to vote or dispose of the shares is shared by Lorraine DiPaolo and Richard Whitman as Managing Members of Benchmark Partners, LP. In addition, 10,000 shares of common stock are held by Lorraine DiPaolo as an individual, which shares are also being offered under this prospectus.
(4) Includes 54,000 shares underlying warrants and 120,250 shares of common stock. Power to vote or dispose of the shares is held by Melville Straus as Managing Principal of Straus Partners, LP. In addition, 45,000 shares underlying warrants and 119,750 shares of common stock are also held by Straus-GEPT Partners, LP, the power to vote or dispose of which is held by Melville Straus as Managing Principal of Straus-GEPT Partners, LP., which shares are also being offered under this prospectus.
(5) Represents 51,000 shares underlying warrants. Power to vote or dispose of the shares is held by Peter E. Salas as General Partner of Dolphin Offshore Partners, L.P.
(6) Includes 51,000 shares underlying warrants and 20,000 shares of common stock. Power to vote or dispose of the shares is held by Ejnar Knudsen as Executive Vice President of Western Milling LLC. In addition, 15,000 shares underlying warrants are held by Craton Capital, LP, which shares are also being offered under this prospectus, the power to vote or dispose of which is shared by Raju Shah and Ejnar Knudsen as members of Craton Capital GP, LLC, as the sole General Partner of Craton Capital, LP.
(7) Power to vote or dispose of the shares is held by Kenneth L. Henderson as President of GCE Property Holdings Inc.
(8) Includes 45,000 shares underlying warrants and 119,750 shares of common stock. Power to vote or dispose of the shares is held by Melville Straus as Managing Principal of Straus-GEPT Partners, LP. In addition, 54,000 shares underlying warrants and 120,250 shares of common stock are held by Straus Partners, LP, the power to vote or dispose of which is held by Melville Straus as Managing Principal of Straus Partners, LP, which shares are also being offered under this prospectus.
(9)    Includes 30,000 shares underlying warrants.

(10) Includes 81,000 shares underlying warrants and 9,000 shares of common stock held by Benchmark Partners, LP., which shares are also being offered under this prospectus, the power to vote or dispose of which is shared by Lorraine DiPaolo and Richard Whitman as Managing Members of Benchmark Partners, LP; accordingly, no shares are shown as being beneficially owned after the offering.
(11) Represents 15,000 shares underlying warrants. Power to vote or dispose of the shares is shared by Raju Shah and Ejnar Knudsen as members of Craton Capital GP, LLC, as the sole General Partner of Craton Capital, LP. In addition, 51,000 shares underlying warrants and 20,000 shares of common stock are held by Western Milling LLC, which shares are also being offered under this prospectus, the power to vote or dispose of which is held by Ejnar Knudsen as Executive Vice President of Western Milling LLC.
(12) Includes 15,000 shares underlying warrants and 23,290 shares of common stock. Power to vote or dispose of the shares is held by Cecilia Brancato as Managing Director of The Churchill Fund, QP. In addition, 12,000 shares underlying warrants and 18,449 shares of common stock are held by The Churchill Fund, LP, which shares are also offered under this prospectus, the power to vote or dispose of which is also held by Cecilia Brancato as Managing Director of The Churchill Fund, LP.
(13) Includes 12,000 shares underlying warrants and 40,000 shares of common stock. Power to vote or dispose of the shares is held by Cecilia Brancato as Managing Director of The Churchill Fund, LP. In addition, 15,000 shares underlying warrants and 50,000 shares of common stock are held by The Churchill Fund, QP, which shares are also offered under this prospectus, the power to vote or dispose of which is also held by Cecilia Brancato as Managing Director of The Churchill Fund, QP.
(14)   Includes 15,000 shares underlying warrants.
(15) Includes 9,000 shares underlying warrants. Power to vote or dispose of the shares is held by John F. DeSantis as President of Civic Capital Fund I, LLC.
(16) Includes 9,000 shares underlying warrants. Power to vote or dispose of the shares is shared by Scott M. Hergott and Cheryl L. Hergott as Trustees of the Scott M. and Cheryl L. Hergott Living Trust 2003 dated 12/18/03.
(17) Includes 3,000 shares underlying warrants. Power to vote or dispose of the shares is shared by Bette-Lee Jablow and Jay T. Jablow as Trustees of the Jablow Family Trust Under Agreement Dated 11/25/1991.
(18)   Includes 3,000 shares underlying warrants.
(19) Power to vote or dispose of the shares is held by Marc Stern as Manager of Gem Holdings, LLC.
(20)   Includes 3,000 shares underlying warrants.
(21)   Includes 3,000 shares underlying warrants.
(22) Represents shares underlying warrants. (23) Includes 3,000 shares underlying warrants.
(24)   Power to vote or dispose of the shares is held by Mary A. Susnjara.
(25) Includes 3,000 shares underlying warrants. Power to vote or dispose of the shares is shared by Paul B. Waine and Dale W. Waine as Trustees of the Josephine P. Waine 1992 Trust dated 12/14/1992.
(26)   Includes 2,000 shares underlying warrants.
(27) Includes 1,500 shares underlying warrants. Amount beneficially owned includes 10,000 shares held directly by Venkata Kollipara. Amount beneficially owned also includes 10,000 shares held by Venkata Kollipara as Custodian for Priya Kollipara and 10,000 shares held by Venkata Kollipara as Custodian for Puneet Kollipara, all of which 20,000 shares are being offered under this prospectus; accordingly, 10,000 shares are shown as being beneficially owned after the offering.
(28) Power to vote or dispose of the shares is shared by Norman Teixeria, Allan Teixeria, Marvin Teixeria, Glenn Teixeria and Dean Teixeria as members of TLM, LLC, as General Partner of Teixeira Investments, L.P.
(29) Represents shares held in the name of Clark M. Abramson and Patti L. Abramson.
(30)   Power to vote or dispose of the shares is shared by Robert Hirshon, Jon
       P. Stride and Darcy M. Norville, Trustees of the Illiquid Assets Trust U/T/A dated November 22, 1999 FBO Peter H. Koehler. Peter H. Koehler is the brother of Neil M. Koehler, our Chief Executive Officer, President and a director.
(31) Shares held in the name of Morgan Stanley DW Inc., Custodian for Michael Frangopoulos IRA STD/Rollover dtd. 01/30/01. Power to vote or dispose of the shares is held by Michael A. Frangopoulos.
(32) Amount beneficially owned includes 1,500 shares underlying warrants and 10,000 shares held directly by Venkata Kollipara. Amount beneficially owned also includes 10,000 shares held by Venkata Kollipara as Custodian for Priya Kollipara and 10,000 shares held by Venkata Kollipara as Custodian for Puneet Kollipara, all of which 20,000 shares are being offered under this prospectus; accordingly, 10,000 shares are shown as being beneficially owned after the offering.

(33) Amount beneficially owned includes 1,500 shares underlying warrants and 10,000 shares held directly by Venkata Kollipara. Amount beneficially owned also includes 10,000 shares held by Venkata Kollipara as Custodian for Priya Kollipara and 10,000 shares held by Venkata Kollipara as Custodian for Puneet Kollipara, all of which 20,000 shares are being offered under this prospectus; accordingly, 10,000 shares are shown as being beneficially owned after the offering.
(34) Power to vote or dispose of the shares is shared by R. Oliver Bock and Deirdre A. Stegman as Trustees of the Bock Stegman Trust dated January 11, 2000.
(35)   Includes 10,000 shares underlying warrants.
(36) Paul P. Koehler is the brother of Neil M. Koehler, our Chief Executive Officer, President and a director.
(37)   Represents shares underlying warrants.
(38)   Represents shares underlying warrants.
(39) Power to vote or dispose of the shares is held by Elias D. Argyropoulos as President and Chief Executive Officer of Prima Capital Group, Inc.
(40) Represents shares underlying warrants. Power to vote or dispose of the shares is held by Dan Murphy as Chairman and Chief Executive Officer of Chadbourn Securities, Inc.
(41)   Represents shares underlying warrants.
(42)   Represents shares underlying warrants.
(43)   Represents shares underlying warrants.
(44) Includes 353,595 shares of common stock held in the name of Barry Siegel and 110,727 held in the name of Barry and Lisa Siegel. In addition, Lisa Siegel, the spouse of Mr. Siegel, holds 14 shares of common stock solely in her own name. We are party to a Confidentiality, Non-Competition, Non-Solicitation and Consulting Agreement dated March 23, 2005 with Mr. Siegel.
(45) Power to vote or dispose of the shares is held by Rosanne Loffredo as President of Rotom Enterprises, Inc. In addition, Thomas Loffredo, the spouse of Ms. Loffredo, holds 1,360 shares of common stock.
(46) Represents shares underlying warrants. Power to vote or dispose of the shares is held by Harris Toibb as sole manager and member of TOIBB Management LLC, as Manager of TOIBB Investment LLC. In addition, 257,000 shares are held by TOIBB Investment LLC, the power to vote or dispose of which is held by Harris Toibb as sole manager and member of TOIBB Management LLC, as Manager of TOIBB Investment LLC, which shares are also being offered under this prospectus.
(47) Power to vote or dispose of the shares is held by Bill Somerville as President and Director of the Philanthropic Ventures Foundation.
(48) Power to vote or dispose of the shares is held by Diane Winiarzyk as Business Manager of the St. Andrews School.
(49)   Power to vote or dispose of the shares is held by          as
                 of Northwestern University.
(50)   Power to vote or dispose of the shares is held by          as
                 of The Goodman Theatre.

PRIVATE PLACEMENTS TRANSACTIONS THROUGH WHICH THE SELLING SECURITY HOLDERS OBTAINED BENEFICIAL OWNERSHIP OF THE OFFERED SHARES

         All shares of common stock offered by the selling security holders hereunder were acquired, or underlie warrants acquired, from us in connection with the Share Exchange Transaction conducted in March 2005 among Pacific Ethanol, Inc., PEI California, Kinergy and ReEnergy, except the shares offered by Doug Dickson, Paul P. Koehler and Rotom Enterprises, which were acquired in the manners described below.

     TRANSACTIONS BY PACIFIC ETHANOL, INC.

         SHARE EXCHANGE TRANSACTION

         On March 23, 2005, we completed a Share Exchange Transaction with the shareholders of PEI California and the holders of the membership interests of each of Kinergy and ReEnergy under which we acquired all of the issued and outstanding capital stock of PEI California and all of the outstanding membership interests of Kinergy and ReEnergy.

         In the Share Exchange Transaction we issued an aggregate of 20,610,987 shares of common stock to the shareholders of PEI California, 3,875,000 shares of common stock to the limited liability company member of Kinergy and an aggregate of 125,000 shares of common stock to the limited liability company members of ReEnergy. In addition, holders of options and warrants to acquire an aggregate of 3,157,587 shares of common stock of PEI California, following the consummation of the Share Exchange Transaction, were deemed to hold warrants to acquire an equal number of shares of our common stock. Also, a holder of a promissory note convertible into an aggregate of 664,879 shares of common stock of PEI California, following the consummation of the Share Exchange Transaction, was entitled to convert the note into an equal number of shares of our common stock. Immediately following the consummation of the Share Exchange Transaction, we had an aggregate of 27,700,401 shares of common stock actually issued and outstanding and an aggregate of 31,925,534 shares of common stock issued and outstanding, calculated on a fully-diluted basis, including the 27,700,401 shares of common stock actually issued and outstanding and 4,225,133 shares of common stock issuable upon exercise of all outstanding options, warrants and convertible debt.

         In aggregate, 2,641,072 shares of common stock resulting from the Share Exchange Transaction including an aggregate of 1,232,939 issued and outstanding shares of our common stock and an aggregate of 1,408,133 shares of our common stock underlying warrants are being offered hereunder for resale, including the shares of common stock, and shares of common stock underlying warrants, initially issued by PEI California in the private placement transactions described below, or acquired in the certain other transactions described below, and exchanged in connection with the Share Exchange Transaction or, in the case of Rotom Enterprises, Inc., acquired from Accessity Corp., our predecessor company.

         ISSUANCES SUBSEQUENT TO THE SHARE EXCHANGE TRANSACTION

         In June 2005, we granted 45,000 shares of common stock to Doug Dickson as a signing bonus in connection with his acceptance of employment, all of which shares resulting from this private placement transaction are being offered hereunder for resale.

         In June 2005, we granted 25,000 shares of common stock to Paul P. Koehler as a signing bonus in connection with his acceptance of employment, all of which shares resulting from this private placement transaction are being offered hereunder for resale.

     TRANSACTIONS BY PEI CALIFORNIA

         The shares of common stock and the warrants exchanged by the selling security holders in connection with the Share Exchange Transaction for the shares of common stock offered hereunder, including shares of common stock that underlie warrants, were initially acquired from PEI California in the following private placement transactions.

         Under PEI California's agreements with the investors in the following private placement transactions, the investors are entitled under customary provisions to have their shares of common stock, and the shares of common stock underlying their warrants, registered for resale, including by successor entities. We are registering for resale, under these registration rights provisions, the shares of common stock issued in these offerings and the shares of common stock underlying the warrants issued in these offerings. The placement agent warrants issued in connection with these offerings are assignable, contain customary terms including registration rights provisions that apply to successor entities and also contain both cash and cashless exercise provisions. We are also registering for resale, under these registration rights provisions, the shares of common stock underlying the placement agent warrants issued in connection with these private placement transactions.

         FEBRUARY 2004 PRIVATE PLACEMENT

         In February 2004, PEI California raised an aggregate of approximately $1.1 million at $1.50 per share and issued 752,201 shares of common stock. PEI California also issued placement agent warrants to acquire up to an aggregate of 43,487 shares of common stock at an exercise price of $1.50 per share. In aggregate, 341,967 shares of common stock resulting from this private placement transaction are being offered hereunder for resale.

         MAY 2004 PRIVATE PLACEMENT

         In May 2004, PEI California raised an aggregate of $1.0 million at $2.00 per share and issued 500,000 shares of common stock. PEI California also issued placement agent warrants to acquire up to an aggregate of 50,000 shares of common stock at an exercise price of $2.00 per share. In aggregate, 30,650 shares of common stock resulting from this private placement transaction are being offered hereunder for resale.

         In May 2004, PEI California issued a stock option to Jeffrey H. Manternach to acquire up to an aggregate of 25,000 shares of common stock at an exercise price of $.01 per share, all of which shares are being offered hereunder for resale. The option was issued as incentive compensation in connection with Mr. Manternach's employment and, in connection with the Share Exchange Transaction, the option was exchanged for a warrant to purchase an equal number of shares at an equivalent exercise price.

         DECEMBER 2004 PRIVATE PLACEMENT

         In December 2004, PEI California raised an aggregate of approximately $300,000 at $3.00 per share and issued 103,666 shares of common stock and warrants to purchase an aggregate of 31,100 shares of common stock at an exercise price of $3.00 per share. No placement agent warrants were issued in connection with this offering. In aggregate, 74,541 shares of common stock resulting from this private placement transaction are being offered hereunder for resale.

         MARCH 2005 PRIVATE PLACEMENT

         In March 2005, PEI California raised an aggregate of $21.0 million at $3.00 per share and issued 7.0 million shares of common stock and warrants to purchase an aggregate of 700,000 and 1.4 million shares of common stock at an exercise price of $5.00 and $3.00 per share, respectively. PEI California also issued placement agent warrants to acquire up to an aggregate of 678,000 shares of common stock at an exercise price of $3.00 per share. The warrants to purchase an aggregate of 2.1 million shares of common stock that were issued in connection with this private placement transaction contain both cash and cashless exercise provisions; however, the cashless exercise provisions contained in these warrants are only applicable in the event that the registration statement of which this prospectus forms a part is not effective, or no current prospectus is available for the resale of the shares underlying the warrants at any time after one-year from the date of issuance of the warrants in March 2005. In aggregate, 1,938,914 shares of common stock resulting from this private placement transaction are being offered hereunder for resale.

         We were obligated under a registration rights agreement, or Registration Rights Agreement, related to the above financing to file, on the 151st day following March 23, 2005, a Registration Statement with the Securities and Exchange Commission, or the Commission, registering for resale shares of common stock, and shares of common stock underlying investor warrants and certain of the placement agent warrants, issued in connection with the private offering. If (i) we did not file the Registration Statement within the time period prescribed, or (ii) we failed to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act of 1933, within five trading days of the date that we are notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be "reviewed," or is not subject to further review, or (iii) the Registration Statement filed or required to be filed under the Registration Rights Agreement was not declared effective by the Commission on or before November 3, 2005, or (iv) after the Registration Statement is first declared effective by the Commission, it ceases for any reason to remain continuously effective as to all securities registered thereunder, or the holders of such securities are not permitted to utilize the prospectus contained in the Registration Statement to resell such securities, for more than an aggregate of 45 trading days during any 12-month period (which need not be consecutive trading days) (any such failure or breach being referred to as an "Event," and for purposes of clause (i) or (iii) the date on which such Event occurs, or for purposes of clause (ii) the date on which such five-trading day period is exceeded, or for purposes of clause (iv) the date on which such 45-trading day-period is exceeded being referred to as "Event Date"), then in addition to any other rights the holders of such securities may have under the Registration Statement or under applicable law, then, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, we are required to pay to each such holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 2.0% of the aggregate purchase price paid by such holder pursuant to the Securities Purchase Agreement relating to such securities then held by such holder. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we are required to pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to such holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages are to apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event.

         The Registration Rights Agreement also provides for customary piggy-back registration rights whereby certain holders of shares of our common stock, or warrants to purchase shares of our common stock, can cause us to register such shares for resale in connection with our filing of a Registration Statement with the Commission to register shares in another offering. The Registration Rights Agreement also contains customary representations and warranties, covenants and limitations.

         The Registration Statement was not declared effective by the Securities and Exchange Commission on or before 225 days following March 23, 2005. We endeavored to have all security holders entitled to these registration rights execute amendments to the Registration Rights Agreement reducing the penalty from 2.0% to 1.0% of the aggregate purchase price paid by such holder pursuant to the Securities Purchase Agreement relating to such securities then held by such holder. This penalty reduction applied to penalties accrued on or prior to January 31, 2006 as a result of the related Registration Statement not being declared effective by the Securities and Exchange Commission. Certain of the security holders executed this amendment. However, not all security holders executed this amendment and as a result, we paid an aggregate of $298,050 in penalties on November 8, 2005. The Registration Statement was declared effective by the Securities and Exchange Commission on December 1, 2005.

     CERTAIN OTHER TRANSACTIONS

         ROTOM ENTERPRISES, INC.

         Of the shares of our common stock offered hereunder for resale, 5,000 shares were acquired by Rotom Enterprises, Inc. upon exercise of warrants that were acquired from Colin Winthrop & Co. Inc. that were initially acquired from Accessity, our predecessor company, in June 2001 and February 2002 as compensation for investment banking services. In aggregate, 5,000 shares of common stock resulting from this transaction are being offered hereunder for resale.

         JACK SKIDELL

         Of the shares of our common stock offered hereunder for resale, 3,000 shares were acquired by Colin Winthrop & Co. Inc. upon exercise of warrants that were acquired from Accessity, our predecessor company, in June 2001 as compensation for investment banking services. The shares were distributed by Colin Winthrop & Co., Inc. to Jack Skidell, its sole shareholder, in connection with the dissolution of that entity. In aggregate, 3,000 shares of common stock resulting from this transaction are being offered hereunder for resale.

         MARCH 2005 STOCK PURCHASE

         William and Maurine Jones, Ryan and Wendy Turner and Andrea Jones sold to Barry Siegel an aggregate of 250,000 shares of common stock of PEI California for an aggregate purchase price of $25.00. William L. Jones is our Chairman of the Board and Ryan W. Turner is our former Chief Operating Officer and our former Secretary. In aggregate, 230,000 shares of common stock resulting from this transaction are being offered hereunder for resale.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o through the distribution of the shares by any selling security holder to its partners, members or stockholders;

         o broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

         o one or more underwritten offerings on a firm commitment or best efforts basis;

         o        a combination of any of these methods of sale; or

         o any other method permitted by applicable law; provided, however, that the selling security holders have agreed not to engage in short sales involving the shares offered under this prospectus.

         The shares may also be sold under Rule 144 under the Securities Act or 1933, or the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

         If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         The selling security holders may sell all or any part of the shares offered under this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If a selling security holder informs us that it has entered into such an agreement or agreements, any material details will be set forth in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         This prospectus does not cover the sale or other transfer of any of the derivative securities whose underlying shares of common stock are being offered for sale pursuant to this prospectus. If a selling security holder transfers those derivative securities prior to conversion or exercise, then the transferee of those derivative securities may not sell the underlying shares of common stock under this prospectus unless we amend or supplement this prospectus to cover such sales.

         In addition, if any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

         For the period a selling security holder holds a derivative security whose underlying shares of common stock are being offered for sale pursuant to this prospectus, the selling security holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the underlying shares of common stock. The terms on which we could obtain additional capital during the period in which those derivative securities remain outstanding may be adversely affected. The holders of derivative securities are most likely to voluntarily convert or exercise their derivative securities when the conversion or exercise price is less than the market price for our common stock. However, we offer no assurance as to whether any of those derivative securities will be converted or exercised.

         We have agreed to pay all fees and expenses incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, concessions and similar selling expenses they incur.

         We and certain of the selling security holders have agreed to indemnify one another against certain losses, claims, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus:

         o Our annual report on Form 10-KSB for the year ended December 31, 2005, as filed with the Commission on April 14, 2006 (File No. 0-21467);

         o Our current report on Form 8-K for April 13, 2006 as filed with the Commission on April 19, 2006;

         o Our current report on Form 8-K for January 26, 2006 as filed with the Commission on February 1, 2006; and

         o The description of our capital stock contained in Amendment No. 3 to Registration Statement on Form S-1 (Reg. No. 333-127714), as filed with the Commission on November 30, 2005, including any amendment or reports filed for the purpose of updating such description.

         Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the Commission, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

         Notwithstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

                              Pacific Ethanol, Inc.
                               5711 N. West Avenue
                            Fresno, California 93711
                       Attention: Chief Financial Officer
                            Telephone: (559) 435-1771

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this offering will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

         Hein & Associates LLP, an independent registered public accounting firm, has audited Pacific Ethanol, Inc.'s consolidated balance sheets as of December 31, 2005 and 2004, and related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2005 and 2004, as set forth in their report. We have incorporated by reference those consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Hein & Associates LLP's report, given on their authority as experts in accounting and auditing.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is North American Stock Transfer Co. Its telephone number is 516-379-8501.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-1 with respect to the common stock offered in this prospectus with the Commission in accordance with the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document which is filed as an exhibit to the registration statement. Each statement concerning a document which is filed as an exhibit should be read along with the entire document. For further information regarding us and the common stock offered in this prospectus, we refer you to this registration statement and its exhibits and schedules, which may be inspected without charge at the Commission's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the Public Reference Room.

         The Commission also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the Commission. The Commission's website address is http://www.sec.gov.

                              PACIFIC ETHANOL, INC.



                                   PROSPECTUS













                             _________________, 2006



         WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                                     PART II
                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses to be paid by the registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

         SEC registration fee                                       $  12,154.00
         Legal fees and expenses                                      175,000.00
         Accounting fees and expenses                                  50,000.00
         Printing expenses                                              5,000.00

         Blue sky fees and expenses                                        --

         Transfer agent and registrar fees and expenses                    --
         Miscellaneous                                              $      --
                                                                    ------------
         Total                                                      $ 242,154.00
                                                                    ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit indemnification under certain circumstances and subject to certain limitations, such as if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         As permitted to Section 145 of the Delaware General Corporation Law, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors of monetary damages for breach of their fiduciary duty as directors.

         In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that:

         o the registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant's request, to the fullest extent permitted by Delaware law;

         o the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law;

         o the registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advance if it is ultimately determined that such person is not entitled to indemnification;

         o the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

         o the Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

         The registrant's policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for additional procedural protections. The registrant also maintains directors' and officers' insurance to insure those persons against various liabilities.

         Registration rights agreements between the registrant and various investors provide for cross-indemnification in connection with registration of the registration's common stock on behalf of those investors.

         These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

         Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein.
                                                                         EXHIBIT
         DOCUMENT                                                        NUMBER
         --------                                                        -------
         Certificate of Incorporation of the Registrant                    3.1
         Certificate of Designations, Powers, Preferences
           and Rights of the Series A Cumulative Redeemable
           Convertible Preferred Stock                                     3.2
         Bylaws of the Registrant                                          3.3
         Form of Indemnification Agreement                                10.5
         Form of Registration Rights Agreement                             4.1
         Form of Registration Rights Agreement                             4.4
         Form of Registration Rights Agreement                             4.6
         Form of Registration Rights Agreement                             4.8

ITEM 16.  EXHIBITS

The following exhibits are included or incorporated herein by reference.

   EXHIBIT
   NUMBER                            DESCRIPTION
   -------                           -----------

    2.1 Agreement and Plan of Merger dated March 23, 2005 between the Registrant and Accessity Corp. (1)

    2.2 Share Exchange Agreement dated as of May 14, 2004 by and among Accessity Corp., Pacific Ethanol, Inc., Kinergy Marketing, LLC, ReEnergy, LLC and the other parties named therein (1)

    2.3 Amendment No. 1 to Share Exchange Agreement dated as of July 29, 2004 by and among Accessity Corp., Pacific Ethanol, Inc., Kinergy Marketing, LLC, ReEnergy, LLC and the other parties named therein
               (1)

   EXHIBIT
   NUMBER                            DESCRIPTION
   -------                           -----------

    2.4 Amendment No. 2 to Share Exchange Agreement dated as of October 1, 2004 by and among Accessity Corp., Pacific Ethanol, Inc., Kinergy Marketing, LLC, ReEnergy, LLC and the other parties named therein (1)

    2.5 Amendment No. 3 to Share Exchange Agreement dated as of January 7, 2005 by and among Accessity Corp., Pacific Ethanol, Inc., Kinergy Marketing, LLC, ReEnergy, LLC and the other parties named therein (1)

    2.6 Amendment No. 4 to Share Exchange Agreement dated as of February 16, 2005 by and among Accessity Corp., Pacific Ethanol, Inc., Kinergy Marketing, LLC, ReEnergy, LLC and the other parties named therein (1)

    2.7 Amendment No. 5 to Share Exchange Agreement dated as of March 3, 2005 by and among Accessity Corp., Pacific Ethanol, Inc., Kinergy Marketing, LLC, ReEnergy, LLC and the other parties named therein
               (1)

    3.1        Certificate of Incorporation of the Registrant (1)

    3.2 Certificate of Designations, Powers, Preferences and Rights of the Series A Cumulative Redeemable Convertible Preferred Stock
               (15)

    3.3        Bylaws of the Registrant (1)

    4.1 Form of Registration Rights Agreement dated effective March 23, 2005 between Pacific Ethanol, Inc., a California corporation and the investors who are parties thereto (1)

    4.2 Form of Warrant dated March 23, 2005 issued by the Registrant to subscribers to a private placement of securities by Pacific Ethanol, Inc., a California corporation (1)

    4.3 Form of Placement Warrant dated March 23, 2005 issued by the Registrant to certain placement agents (1)

    4.4 Form of Registration Rights Agreement of various dates between Pacific Ethanol, Inc., a California corporation and the investors who are parties thereto (7)

    4.5 Form of Placement Warrant dated effective of various dates issued by Pacific Ethanol, Inc., a California corporation, to certain placement agents (7)

    4.6 Form of Registration Rights Agreement dated effective May 14, 2004 between Pacific Ethanol, Inc., a California corporation and the investors who are parties thereto (6)

    4.7 Form of Placement Warrant dated effective May 14, 2004 issued by Pacific Ethanol, Inc., a California corporation, to certain placement agents (7)

    4.8 Form of Registration Rights Agreement of various dates between Pacific Ethanol, Inc., a California corporation and the investors who are parties thereto (6)

    4.9 Form of Warrant of various dates issued to subscribers to a private placement of securities of Pacific Ethanol, Inc., a California corporation (7)

    4.10       Warrant dated March 23, 2005 issued by the Registrant to Jeffrey
               H. Manternach (7)

    4.11       Warrant dated June 15, 2001 issued to Rotom Enterprises, Inc. (9)

    4.12       Warrant dated February 8, 2002 issued to Rotom Enterprises, Inc.
               (9)

    4.13       Warrant dated June 15, 2001 issued to Colin Winthrop & Co., Inc.
               (9)

    5.1        Opinion of Rutan & Tucker, LLP (13)

   EXHIBIT
   NUMBER                            DESCRIPTION
   -------                           -----------

    10.1 Confidentiality, Non-Competition, Non-Solicitation and Consulting Agreement dated March 23, 2005 between the Registrant and Barry Siegel (1)

    10.2 Confidentiality, Non-Competition, Non-Solicitation and Consulting Agreement dated March 23, 2005 between the Registrant and Philip
               B. Kart (1)

    10.3 Form of Confidentiality, Non-Competition and Non-Solicitation Agreement dated March 23, 2005 between the Registrant and each of Neil M. Koehler, Tom Koehler, William L. Jones, Andrea Jones and Ryan W. Turner (1)

    10.4 Confidentiality, Non-Competition and Non-Solicitation Agreement dated March 23, 2005 between the Registrant and Neil M. Koehler
               (1)

    10.5 Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors (#)

    10.6 Executive Employment Agreement dated March 23, 2005 between the Registrant and Neil M. Koehler (#)(1)

    10.7 Executive Employment Agreement dated March 23, 2005 between the Registrant and Ryan W. Turner (#)(1)

    10.8 Stock Purchase Agreement and Assignment and Assumption Agreement dated March 23, 2005 between the Registrant and Barry Siegel (1)

    10.9 Letter Agreement dated March 23, 2005 between the Registrant and Neil M. Koehler (1)

    10.10 Ethanol Purchase and Marketing Agreement dated March 4, 2005 between Kinergy Marketing, LLC, Phoenix Bio-Industries, LLC, Pacific Ethanol, Inc. and Western Milling, LLC (2)

    10.11      Pacific Ethanol Inc. 2004 Stock Option Plan (3)

    10.12      First Amendment to Pacific Ethanol, Inc. 2004 Stock Option Plan
               (14)

    10.13      Amended 1995 Stock Option Plan (4)

    10.14 Warrant dated March 23, 2005 issued by the Registrant to Liviakis Financial Communications, Inc. (1)

    10.15 Executive Employment Agreement dated August 10, 2005 between the Registrant and William G. Langley (#)(5)

    10.16 Ethanol Marketing Agreement dated as of August 31, 2005 by and between Kinergy Marketing, LLC and Front Range Energy, LLC (8)

    10.17 Master Revolving Note dated September 24, 2004 of Kinergy Marketing, LLC in favor of Comerica Bank (10)

    10.18 Loan Revision/Extension Agreement dated October 4, 2005 and effective as of June 20, 2005 between Kinergy Marketing, LLC and Comerica Bank (10)

    10.19 Letter Agreement dated as of October 4, 2005 between Kinergy Marketing, LLC and Comerica Bank (10)

    10.20 Guaranty dated October 4, 2005 by Pacific Ethanol, Inc. in favor of Comerica Bank (10)

    10.21 Security Agreement dated as of September 24, 2004 executed by Kinergy Marketing, LLC in favor of Comerica Bank (13)

   EXHIBIT
   NUMBER                            DESCRIPTION
   -------                           -----------

    10.22 Amended and Restated Phase 1 Design-Build Agreement dated November 2, 2005 by and between Pacific Ethanol Madera LLC and W.M. Lyles Co. (11)

    10.23 Phase 2 Design-Build Agreement dated November 2, 2005 by and between Pacific Ethanol Madera LLC and W.M. Lyles Co. (11)

    10.24 Letter Agreement dated November 2, 2005 by and between Pacific Ethanol California, Inc. and W.M. Lyles Co. (11)

    10.25 Continuing Guaranty dated as of November 3, 2005 by William L. Jones in favor of W.M. Lyles Co. (11)

    10.26 Continuing Guaranty dated as of November 3, 2005 by Neil M. Koehler in favor of W.M. Lyles Co. (11)

   10.27       Description of Non-Employee Director Compensation (12)

    10.28 Purchase Agreement dated November 14, 2005 between Pacific Ethanol, Inc. and Cascade Investment, L.L.C. (12)

    10.29 Deposit Agreement dated April 13, 2006 by and between Pacific Ethanol, Inc. and Comerica Bank (15)

    10.30 Registration Rights and Stockholders Agreement dated as of April 13, 2006 by and between Pacific Ethanol, Inc. and Cascade Investment, L.L.C. (15)

    10.31 Amendment No. 1 to Ethanol Purchase and Marketing Agreement dated effective as of March 4, 2005 between Kinergy Marketing, LLC, Phoenix Bio-Industries, LLC, Pacific Ethanol, Inc. and Western Milling, LLC (15)

    10.32 Construction and Term Loan Agreement dated April 10, 2006 by and among Pacific Ethanol Madera LLC, Comerica Bank and Hudson United Capital, a division of TD Banknorth, N.A. (15)

    10.33 Construction Loan Note dated April 13, 2006 by Pacific Ethanol Madera LLC in favor of Comerica Bank (15)

    10.34 Construction Loan Note dated April 13, 2006 by Pacific Ethanol Madera LLC in favor of Hudson United Capital, a division of TD Banknorth, N.A. (15)

    10.35 Assignment and Security Agreement dated April 13, 2006 by and between Pacific Ethanol Madera LLC and Hudson United Capital, a division of TD Banknorth, N.A. (15)

    10.36 Member Interest Pledge Agreement dated April 13, 2006 by Pacific Ethanol Madera LLC in favor of Hudson United Capital, a division of TD Banknorth, N.A. (15)

    10.37 Disbursement Agreement dated April 13, 2006 by and among Pacific Ethanol Madera LLC, Hudson United Capital, a division of TD Banknorth, N.A., Comerica Bank and Wealth Management Group of TD Banknorth, N.A. (15)

    10.38 Amended and Restated Term Loan Agreement effective as of April 13, 2006 by and between Lyles Diversified, Inc. and Pacific Ethanol Madera LLC (15)

    10.39 Letter Agreement dated as of April 13, 2006 by and among Pacific Ethanol California, Inc., Lyles Diversified, Inc. and Pacific Ethanol Madera LLC (15)

   EXHIBIT
   NUMBER                            DESCRIPTION
   -------                           -----------

    10.40 Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated April 13, 2006 by Pacific Ethanol Madera LLC in favor of Hudson United Capital, a division of TD Banknorth, N.A. (16)

    10.41 Deed of Trust (Non-Construction) Security Agreement and Fixture Filing with Assignment of Rents dated April 13, 2006 by Pacific Ethanol Madera LLC in favor of Lyles Diversified, Inc. (16)

    21.1       Subsidiaries of the Registrant (15)

    23.1       Consent of Independent Registered Public Accounting Firm

    23.2       Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1) (13)

    24.1       Power of Attorney (7)

---------------
(#) Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit.
(1) Filed as an exhibit to the Registrant's current report on Form 8-K for March 23, 2005 filed with the Securities and Exchange Commission on March 29, 2005 and incorporated herein by reference.
(2) Filed as an exhibit to the Registrant's quarterly report on Form 10-QSB for March 31, 2005 (File No. 0-21467) filed with the Securities and Exchange Commission on May 23, 2005 and incorporated herein by reference.
(3) Filed as an exhibit to the Registrant's Registration Statement on Form S-8 (Reg. No. 333-123538) filed with the Securities and Exchange Commission on March 24, 2005 and incorporated herein by reference.
(4) Filed as an exhibit to the Registrant's annual report Form 10-KSB for December 31, 2002 (File No. 0-21467) filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.
(5) Filed as an exhibit to the Registrant's current report on Form 8-K for August 10, 2005 filed with the Securities and Exchange Commission on August 16, 2005 and incorporated herein by reference.
(6) The Form of the Registration Rights Agreement was filed as Exhibit 4.4 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-127714) filed with the Securities and Exchange Commission on August 19, 2005 and incorporated herein by reference.
(7) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-127714) filed with the Securities and Exchange Commission on August 19, 2005 and incorporated herein by reference.
(8) Filed as an exhibit to the Registrant's current report on Form 8-K for August 31, 2005 filed with the Securities and Exchange Commission on September 7, 2005 and incorporated herein by reference.
(9) Filed as an exhibit to the Registrant's Amendment No. 1 to Registration Statement on Form S-1 (Reg. No. 333-127714) filed with the Securities and Exchange Commission on November 1, 2005 and incorporated herein by reference.
(10) Filed as an exhibit to the Registrant's current report on Form 8-K for November 1, 2005 filed with the Securities and Exchange Commission on November 7, 2005 and incorporated herein by reference.
(11) Filed as an exhibit to the Registrant's current report on Form 8-K for November 2, 2005 filed with the Securities and Exchange Commission on November 8, 2005 and incorporated herein by reference.

(12) Filed as an exhibit to the Registrant's current report on Form 8-K for November 10, 2005 filed with the Securities and Exchange Commission on November 15, 2005 and incorporated herein by reference.
(13) Filed as an exhibit to the Registrant's Amendment No. 2 to Registration Statement on Form S-1 (Reg. No. 333-127714) filed with the Securities and Exchange Commission on November 22, 2005 and incorporated herein by reference.
(14) Filed as an exhibit to the Registrant's current report on Form 8-K for January 26, 2006 filed with the Securities and Exchange Commission on February 1, 2006 and incorporated herein by reference.
(15) Filed as an exhibit to the Company's annual report on Form 10-KSB for December 31, 2005 filed with the Securities and Exchange Commission on April 14, 2006 and incorporated herein by reference.
(16) Filed as an exhibit to the Registrant's current report on Form 8-K for April 13, 2006 filed with the Securities and Exchange Commission on April 19, 2006 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed with the Commission by the registrant under the Exchange Act.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

         (1) If the registrant is relying on Rule 430B:

                  (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                  (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or
(x), for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in to the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

         (2) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, howerver, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

         For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registration hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, State of California on April 20, 2006.

                                    PACIFIC ETHANOL, INC.

                                    By:  /s/ NEIL M. KOEHLER
                                         --------------------------------------
                                          Neil M. Koehler
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this post-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     NAME                                       TITLE                                  DATE
---------------------------------------------    ----------------------------------------    ----------------------
     *                                           Chairman of the Board and Director               April 20, 2006
---------------------------------------------    President, Chief Executive Officer and
William L. Jones                                 Director (principal executive officer)

/s/ NEIL M. KOEHLER                              Chief Financial Officer (principal               April 20, 2006
---------------------------------------------    accounting officer)
Neil M. Koehler

/s/ WILLIAM G. LANGLEY                           Director                                         April 20, 2006
---------------------------------------------
William G. Langley

     *                                           Director                                         April 20, 2006
---------------------------------------------
Frank P. Greinke

                                                 Director
---------------------------------------------
Douglas L. Kieta

     *                                           Director                                         April 20, 2006
---------------------------------------------
John L. Prince

     *                                           Director                                         April 20, 2006
---------------------------------------------
Terry L. Stone

                                                 Director                                         April 20, 2006
---------------------------------------------
Robert P. Thomas


*By:  /s/ NEIL M. KOEHLER
     ----------------------------------------
          Neil M. Koehler
          Attorney-in-Fact


                                                      II-10

                                INDEX TO EXHIBITS
   Exhibit
   Number      Description
   ------      -----------

    23.1       Consent of Independent Registered Public Accounting Firm